Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among
BARINGS BDC, INC.,

MERCURY ACQUISITION SUB, INC.,

SIERRA INCOME CORPORATION,

and

BARINGS LLC

Dated as of September 21, 2021

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Appendix A	Definitions
Exhibit A	Articles of Incorporation of the Surviving Corporation
Exhibit B	Terms of Credit Support Agreement
Exhibit C	Second Amended and Restated Parent Advisory Agreement
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THIS AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2021 (this “Agreement”), is made by and among Barings BDC, Inc., a Maryland corporation (“Parent”), Mercury Acquisition Sub, Inc., a Maryland corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), Sierra Income Corporation, a Maryland corporation (the “Company”), and Barings LLC, a Delaware limited liability company (the “Parent External Adviser”). The Parent External Adviser is a party to this Agreement solely for purposes of Article II (solely with respect to the Cash Consideration), Article V, Section 6.4, Section 6.5, Section 6.7(c), Section 6.20, Section 6.22, Section 8.4, Section 8.5 and Article IX. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.
W I T N E S S E T H:
WHEREAS, each of Parent and the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act;
WHEREAS, each of (i) the board of directors of the Company (the “Company Board”), upon the approval of and recommendation by a special committee of the Company Board comprised of all of the Company Board’s Independent Directors (the “Company Independent Committee”), and (ii) the respective boards of directors of Parent (the “Parent Board”) and Acquisition Sub has unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;
WHEREAS, the Company Board and the board of directors of Acquisition Sub have unanimously approved and declared advisable, and each of the Parent Board and Parent as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “First Merger”), with the Company surviving as a wholly owned Subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Maryland (the “MGCL”);
WHEREAS, immediately after the First Merger, the Surviving Corporation shall merge with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent as the surviving corporation in the Second Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the MGCL;
WHEREAS, the Company Board has, subject to Section 6.3(b) and Section 6.6, unanimously resolved to recommend that the Company’s stockholders approve the First Merger on the terms and subject to the conditions set forth herein;
WHEREAS, for United States federal income Tax purposes, the Mergers, taken together, are intended to qualify for the Intended Tax Treatment;
WHEREAS, the Parent Board has, subject to Section 6.3(c), unanimously resolved to recommend that Parent’s stockholders approve (i) the issuance of shares of Parent Common Stock in connection with the First Merger (the “Parent Stock Issuance”) and (ii) the issuance of shares of Parent Common Stock in connection with the First Merger at a price below the then-current net asset value per share of Parent Common Stock (the “Parent Below-NAV Issuance”), if necessary;
WHEREAS, the Parent External Adviser desires to pay the Cash Consideration as specified herein;
WHEREAS, each of Parent, Acquisition Sub, the Parent External Adviser and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

THE MERGERS
Section 1.1 The Mergers.
(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent.
(b) Subject to the terms and conditions of this Agreement and in accordance with the MGCL, immediately after the Effective Time and as part of a single integrated transaction with the First Merger, the Surviving Corporation shall be merged with and into Parent, whereupon the separate existence of the Surviving Corporation shall cease, and Parent shall continue as the surviving corporation.
Section 1.2 The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).
Section 1.3 Effective Time.
(a) Concurrently with the Closing, the Company shall cause articles of merger with respect to the First Merger (the “Articles of First Merger”) to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as provided under the MGCL. The First Merger shall become effective on the date and time at which the Articles of First Merger have been accepted for record by the SDAT or at such other date and time as is agreed between Parent and the Company and specified in the Articles of First Merger (such date and time being hereinafter referred to as the “Effective Time”).
(b) Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, Parent and the Surviving Corporation shall cause articles of merger with respect to the Second Merger (the “Articles of Second Merger”) to be executed and filed with the SDAT as provided under the MGCL. The Second Merger shall become effective on the date and time at which the Articles of Second Merger have been accepted for record by the SDAT or at such other date and time as is agreed between Parent and the Company and specified in the Articles of Second Merger (such date and time being hereinafter referred to as the “Second Effective Time”).
(c) The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, (i) from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the Surviving Corporation, and (ii) from and after the Second Effective Time, Parent shall possess all rights, privileges, powers and franchises of the Surviving Corporation and Parent, and all of the obligations, liabilities, and duties of the Surviving Corporation and Parent shall become the obligations, liabilities and duties of Parent.
Section 1.4 Articles of Incorporation and Bylaws.
(a) At the Effective Time, the articles of incorporation of the Company as the Surviving Corporation shall be amended to be identical to that set forth in Exhibit A hereto until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation of the Surviving Corporation (subject to Section 6.7).

(b) At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except the references to Acquisition Sub’s name shall be replaced by references to “Sierra Income Corporation”), until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation (subject to Section 6.7).
Section 1.5 Board of Directors.
(a) The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.
(b) Parent shall take such actions as are necessary (including, but not limited to, increasing the size of the Parent Board) to cause two (2) individuals who are currently serving as independent directors on the Company Board as of the date hereof (the “Designees”) to be appointed to serve as members of the Parent Board as Class II directors as of immediately after the Effective Time, provided that each such Designee (i) shall be selected by Parent at its discretion, (ii) shall not be an “interested person” of Parent (as such term is defined in Section 2(a)(19) of the Investment Company Act) and (iii) shall have no current or past relationship with KPMG LLP, Parent’s independent public accounting firm, that would cause KPMG LLP to not be deemed independent of Parent under applicable auditor independence standards.
Section 1.6 Officers.
(a) From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(b) From and after the Second Effective Time, the officers of Parent at the Second Effective Time shall continue to be the officers of Parent, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Securities.
(a) First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
(i) Cancellation of Company Securities. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding and held by a Subsidiary of the Company or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(ii) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares canceled pursuant to Section 2.1(a)(i)) shall be converted into the right to receive (A) $0.9783641 per share in cash, without interest, from the Parent External Adviser (such amount of cash, as may be adjusted pursuant to Section 2.1(a)(iv), the “Cash Consideration”), and (B) 0.44973 (such ratio, as may be adjusted pursuant to Section 2.1(a)(iv), the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”) (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(a)(v) and such share of Parent Common Stock and any such cash in lieu of fractional shares, the “Share Consideration”) (the consideration payable in accordance with Section 2.1(a)(ii)(A) and Section 2.1(a)(ii)(B), collectively, the “Merger Consideration”). Each share of Company Common Stock converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration. The amount of cash each holder of Company Common Stock is entitled to receive pursuant to this Section 2.1(a)(ii) shall be rounded to the nearest cent, and computed after aggregating all cash amounts for all shares of Company Common Stock held by such holder.
(iii) Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.
(iv) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event, provided that any such adjustment shall not prevent the Mergers from qualifying for the Intended Tax Treatment. Nothing in this Section 2.1(a)(iv) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(v) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(a)(v), be entitled under Section 2.1(a)(ii) and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the third (3rd) complete trading day immediately prior to the Closing Date, provided that any such payment of cash shall not prevent the Mergers from qualifying for the Intended Tax Treatment. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(a)(v) is not a separately bargained-for consideration.
(b) Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Parent or the holders of any securities of the Surviving Corporation or Parent, each share of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.
Section 2.2 Exchange of Certificates.
(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent and the Parent External Adviser shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At least one (1) Business Day prior to the Effective Time, (i) Parent shall deposit, or cause to be deposited with the Exchange Agent, for exchange in accordance with Article II, through the Exchange Agent, Book-Entry Shares (or certificates if requested by the Company) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) the Parent External Adviser shall deposit cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(a)(v). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii), Parent or the Parent External Adviser, as applicable, shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent and the Parent External Adviser shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Stock and (y) applied promptly to making the payments pursuant to Section 2.1(a)(ii). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a), except as expressly provided for in this Agreement.
(b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v).
(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent and, with respect to the Cash Consideration, the Parent External Adviser, shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.
(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared with respect to Parent Common Stock to stockholders of record on or after the Effective Time shall be delivered to the holder of any unsurrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Article II. Subject to Applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.
(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the First Merger who have not theretofore complied with this Article II shall thereafter look only (i) to Parent and the Surviving Corporation as general creditor thereof for payment of their claims for Share Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d) and (ii) the Parent External Adviser as general creditor thereof for payment of their claims for the Cash Consideration. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration.
(g) No Liability. None of Parent, the Parent External Adviser, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, or with respect to any Cash Consideration, the Parent External Adviser, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Withholding. Parent, the Parent External Adviser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as

Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign Tax Law (and to perform any actions that may be required in this context). To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent on behalf of the Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent.
Section 2.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.
Section 2.4 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
Section 2.5 Dissenter’s Rights. No rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL shall be available to holders of Company Common Stock with respect to the First Merger or the other transactions contemplated by this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements, in each case, other than any specific factual information contained therein) or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:
Section 3.1 Organization and Qualification. Each of the Company and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite entity power and authority to conduct its business as it is now being conducted, to use its assets in the manner in which its assets are currently being used, and to perform its obligations under all Company Material Contracts to which it is a party, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Second Articles of Amendment and Restatement (as amended or supplemented, the “Company’s Charter”) and Bylaws (as amended, the “Company’s Bylaws”), as currently in effect, are included in the Company SEC Documents and are in full force and effect and the Company is not in violation of such documents. The Company has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 3.2 Capitalization; Subsidiaries.
(a) As of the close of business on September 17, 2021, the authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, 102,211,436.62 of which were issued and outstanding and none of which were held by the Company as treasury stock. As of the date hereof, there are no shares of preferred stock authorized, issued or outstanding.

(b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) As of the date of this Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of the Company or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
(d) Each Subsidiary of the Company on the date hereof is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent the currently effective corporate or other organizational documents for each of its Subsidiaries, including the limited liability company agreement and certificate of formation of the Joint Venture as currently in effect, and neither the Company (if applicable) nor any Subsidiary is in violation of such documents.
Section 3.3 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby (other than the Second Merger). The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger), have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval and the filing of the Articles of First Merger with the SDAT, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).
(b) The Company Board has, by resolutions adopted by the directors and upon the approval of and recommendation by the Company Independent Committee, (i) adopted this Agreement and approved the transactions contemplated hereby (other than the Second Merger), (ii) resolved and declared that this Agreement and the transactions contemplated hereby (other than the Second Merger) are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the approval of the First Merger be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the Company Board in accordance with Section 6.6(d) shall not be a breach of the representation in this clause (iv)).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of Company’s Charter or the Company’s Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) assuming the repayment in full of all obligations under the Existing Loan Agreement and termination of the commitments thereunder, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, or require the consent, or notice to or filing with any Third Party pursuant to, any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Company or any of its consolidated Subsidiaries, other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.4 Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of the Articles of First Merger with, and acceptance for record of the Articles of First Merger by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.6 or a Tax Dividend, (iv) such other items required solely by reason of the participation of Parent, the Parent External Adviser or Acquisition Sub and their respective Subsidiaries in the transactions contemplated hereby (including compliance with the applicable rules and regulations of the NYSE), (v) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (vi) applicable requirements under corporation or Blue Sky Laws of various states and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.5 Permits; Compliance with Laws.
(a) The Company and each of its Subsidiaries are in compliance, and have been operated in compliance since January 1, 2019, in all material respects, with all Applicable Law, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering Laws applicable to the Company and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to the Company or its Subsidiaries, other than, any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.
(c) The Company and each of its Subsidiaries are in compliance, and since January 1, 2019, have complied with the Company’s investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in the Company’s registration statement (as amended from time to time) or reports that the Company has filed with the SEC under the Exchange Act, the Securities Act and Applicable Law, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) The Company and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f) No “affiliated person” (as defined under the Investment Company Act) of the Company or the Company Investment Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of the Company, threatened that would result in any such disqualification.
(g) The minute books and other similar records of the Company contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Company, the Company Board and any committees of the Company Board.
(h) The Company Investment Advisory Agreement has been duly approved and continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither the Company nor the Company Investment Adviser is in default under the Company Investment Advisory Agreement, except where such default would not have a Company Material Adverse Effect. The Company Investment Advisory Agreement is a valid and binding obligation of the Company; provided, that such enforcement may be subject to the Bankruptcy and Equity Exception.
(i) Notwithstanding the foregoing, no representation or warranty in this Section 3.5 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee and employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 3.6 (Company SEC Documents; Books and Records; Financial Statements; Enforcement Actions), Section 3.8 (Disclosure Controls and Procedures), Section 3.12 (Employee Matters), Section 3.13 (Trademarks, Patents and Copyrights), Section 3.14 (Taxes), Section 3.16 (Real Property) and Section 3.17 (Environmental), respectively.
Section 3.6 Company SEC Documents; Books and Records; Financial Statements; Enforcement Actions.
(a) Since December 31, 2019, the Company has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).
(b) The books and records of the Company and its consolidated Subsidiaries are complete and correct in all material respects and have been maintained in all material respects in accordance with Applicable Law and reflect in all material respects the transactions, assets and liabilities of the Company and its consolidated Subsidiaries, as applicable. At the Effective Time, all such books and records will be fully accessible by and in the possession or control of the Company and its consolidated Subsidiaries.
(c) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, which adjustments are not, in the aggregate, material to the Company), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The NAV per share of the Company as of June 30, 2021 and the estimated NAV per share of the Company as of August 31, 2021 are set forth in Section 3.6(c) of the Company Disclosure Letter.
(d) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of the Company, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would reasonably be expected to have a Company Material Adverse Effect.
Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company, any of its Subsidiaries or the Company Investment Adviser expressly for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and stockholders of Parent relating to the Parent Stockholders’ Meeting (the “Joint Proxy Statement”) will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent, and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Acquisition Sub, or to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference therein).
Section 3.8 Disclosure Controls and Procedures. The Company and its consolidated Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2019, neither the Company nor any of its consolidated Subsidiaries has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any of its consolidated Subsidiaries or their respective internal accounting controls.
Section 3.9 Absence of Certain Changes or Events. Since December 31, 2020, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had a Company Material Adverse Effect.
Section 3.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since June 30, 2021, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement, (e) for liabilities or obligations that would, individually or in the aggregate, not be material to the Company and its consolidated Subsidiaries, taken as a whole, or (f) for unfunded commitments with respect to any Acquired Investment set forth on Section 3.10 of the Company Disclosure Letter, as of the date hereof, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.
Section 3.11 Litigation. (i) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and (ii) there is no Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Company Material Adverse Effect.
Section 3.12 Employee Matters. Neither the Company nor any of its Subsidiaries has, or has any liability with respect to, employees. Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, nor has any liability or could have any liability (including on account of being an ERISA Affiliate of any other Person) with respect to, any “employee benefit plans” as defined in Section 3(3) of ERISA, or any bonus, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers, directors, consultants or individual independent contractors.
Section 3.13 Trademarks, Patents and Copyrights.
(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) internet domain name registrations, in each case owned by the Company or any of its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights owned by the Company or its Subsidiaries are in effect and subsisting and, to the Knowledge of the Company, valid.
(b) Section 3.13(b) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all agreements under which: (i) the Company or its Subsidiaries are granted the right to use any Intellectual Property Rights owned by a third party material to the respective businesses of the Company and its Subsidiaries (excluding any agreement for off the shelf or commercially available software or non-exclusive licenses granted in the ordinary course of business); and (ii) the Company or its Subsidiaries have granted the right to use any of the Company IPR to a third party (other than non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business).
(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, internet domain names, service marks, trade secrets, software, know-how and other similar proprietary rights and industrial and intellectual property rights (the “Intellectual Property Rights”) that are material to the respective businesses of the Company and its Subsidiaries as currently conducted.
(d) To the Knowledge of the Company as of the date hereof, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect and in the last three (3) years, neither the Company nor any of its Subsidiaries have received any written notice (including any cease and desist letter or invitation to license) alleging that the Company or any Subsidiary is infringing, misappropriating or violating any Intellectual Property Rights. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the respective businesses of the Company or its Subsidiaries as currently conducted, except as would not have a Company Material Adverse Effect, and in the last three (3) years, neither the Company nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Company IPR. To the Knowledge of the Company, no Company IPR are or have been the subject of any Proceeding, Law or any Order that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Company IPR). The Company and its Subsidiaries are not and have not been party to any Proceeding relating to their use of Intellectual Property Rights, including any Proceeding involving any claim that the Company and its Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 3.13(d) constitutes the only representation and warranty of the Company with regard to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.
(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of Company Data have at all times since January 1, 2019 complied in all material respects with Applicable Law relating to data protection or Personal Data, applicable contractual commitments of the Company and its Subsidiaries and applicable privacy policies. The Company and its Subsidiaries have in place and, except as would not reasonably be expected to have a Company Material Adverse Effect, are in compliance with commercially reasonable written internal information security policies, which include guidelines for the use, processing, confidentiality and security of Company Data consistent with Applicable Law relating to data protection or Personal Data, applicable contractual commitments of the Company and its Subsidiaries and applicable privacy policies. The Company and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies in material compliance with all data security requirements under Applicable Law relating to data protection or Personal Data, applicable contractual commitments of the Company and its Subsidiaries and applicable privacy policies, that are designed to protect Company Data against accidental or unlawful access, processing or use.

For the thirty six (36) months immediately preceding the date of this Agreement and the Closing Date: (i) the Company and its Subsidiaries have not received any written notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Company and its Subsidiaries have not complied in any respect with Applicable Law relating to data protection or Personal Data and (ii) to the Knowledge of the Company, there has been no loss of, unauthorized access to, or use, disclosure or modification of, any Company Data. No individual has received compensation (or an offer for compensation) from or on behalf of the Company or its Subsidiaries for breaches of applicable data protection Laws or for loss or unauthorized disclosure of Personal Data.
Section 3.14 Taxes. Except as would not have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, and (ii) timely paid all Taxes due and payable whether or not reflected as due on any such Tax Returns, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in the books and records of the Company. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries.
(c) All Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither the Company nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).
(e) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that qualified or was intended to qualify under Section 355(a) of the Code.
(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and certain Portfolio Companies or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.
(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(h) Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(i) Neither the Company nor any of its Subsidiaries has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by the Company or any of its Subsidiaries in respect of calendar year 2020 but for the application of the CARES Act, and neither the Company nor any of its Subsidiaries has applied for or incurred any Small Business Administration Paycheck Protection Program loan.

(j) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that would prevent the Mergers from qualifying for the Intended Tax Treatment.
(k) The Company has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC with respect to its first taxable year ending on December 31, 2012, and with respect to each taxable year thereafter (including its taxable year ending on the Effective Time). No challenge to the Company’s status as a RIC is pending or has been threatened in writing. The Company has not, in any taxable year for which the applicable statute of limitations remains open, been liable for, nor is it now liable for, any income or excise Tax pursuant to Sections 852 or 4982 of the Code, in the case of Section 4982 of the Code determined as if the Closing Date were the end of the calendar year. Since the taxable year ended December 31, 2012, the Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply. To the Knowledge of the Company, the Company is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. All dividends (as defined in Section 316 of the Code) paid by the Company in any taxable year for which the applicable statute of limitations remains open, including its taxable year ending on the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. In each taxable year for which the applicable statute of limitations remains open, the Company has complied with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of stock and has withheld in respect of dividends and other distributions and paid to the proper Taxing Authority all Taxes it was required to withhold, and is not liable for any penalties which could be imposed thereunder.
Section 3.15 Material Contracts.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract, a complete and correct copy of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its consolidated Subsidiaries is a party, except for this Agreement or as expressly set forth below, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company or any of its consolidated Subsidiaries;
(ii) is a partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and that is material to the Company and its consolidated Subsidiaries, taken as a whole;
(iii) is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company and any of its consolidated Subsidiaries) relating to Indebtedness for borrowed money of the Company or any of its consolidated Subsidiaries;
(iv) is a non-competition or non-solicitation Contract, or any other Contract that would reasonably be expected to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its consolidated Subsidiaries is or may be conducted or the types of businesses that the Company or any of its consolidated Subsidiaries conduct;
(v) is a Contract (including any Contract relating to acquisitions or dispositions of investments in any Portfolio Company, or any entity that becomes a Portfolio Company as a result of such investment) relating to the acquisition or disposition of any assets, business or operations (whether by merger, sale of stock, sale of assets or otherwise), and which has not yet been consummated, pursuant to which (A) the Company reasonably expects that it will be required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,500,000 or (B) any other Person has the right to acquire any assets of the Company or any of its consolidated Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $3,500,000;
(vi) is a Contract for the purpose of another Person providing investment advisory or investment management services to the Company or any of its consolidated Subsidiaries;

(vii) creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $3,500,000, or creates or would create a Lien on any asset of the Company or its consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);
(viii) is with (A) the Company Investment Adviser or any of its consolidated Subsidiaries or Affiliates or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A);
(ix) is a Contract for the Company or any of its consolidated Subsidiaries to conduct any business on an exclusive basis with any Third Party; or
(x) is an Order or Consent of a Governmental Authority to which the Company, any of its consolidated Subsidiaries or, if it pertains to the Company and its consolidated Subsidiaries, the Company Investment Adviser is subject.
(b) None of the Company or any of its consolidated Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination or acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract to which it is a party except for such breaches, defaults or actions as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults as would not reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its consolidated Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, except such as would not reasonably be expected to have a Company Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.
Section 3.16 Real Property. Neither the Company nor any of its Subsidiaries leases, or at any time prior to the date of this Agreement has leased, any real property or owns, or at any time prior to the date of this Agreement has owned, any real property in fee (or the equivalent interest in the applicable jurisdiction).
Section 3.17 Environmental. Except as would not have a Company Material Adverse Effect:
(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries; and
(c) neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law.
Section 3.18 Takeover Statutes. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or any other takeover or anti-takeover statute or similar federal or state Law (any such laws, “Takeover Statutes”) are applicable to this Agreement or the First Merger.
Section 3.19 Vote Required. The approval of the First Merger by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation of the transactions contemplated hereby.
Section 3.20 Brokers. No investment banker, broker or finder other than Broadhaven Securities, LLC (“Broadhaven”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Opinion of Financial Advisor. The Company Independent Committee has received the opinion of Broadhaven, dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration to be paid by Parent and the Parent External Adviser pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock.
Section 3.22 Insurance. The Company or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering the Company or its Subsidiaries and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received written notice that they are in default with respect to any obligations under such policies other than as would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case, that is held by, or for the benefit of, the Company, any of its Subsidiaries, other than as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.23 Investment Assets. Each of the Company and its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company and any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business consistent with past practice. As of the date of this Agreement, there have been no material changes to the amount of securities, Indebtedness and other financial instruments listed on the Company’s most recent schedule of investments included in the Company SEC Documents, including any increase in the amount of securities, Indebtedness and other financial instruments owned by the Company or its Subsidiaries that are not treated as “qualifying assets” under Section 55(a) of the Investment Company Act.
Section 3.24 Appraisal Rights. No rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL shall be available to holders of Company Common Stock with respect to the First Merger or the other transactions contemplated by this Agreement.
Section 3.25 Company Investment Advisory Agreement. The Company Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither the Company nor the Company Investment Adviser is in default under the Company Investment Advisory Agreement, except where such default would not reasonably be expected to have a Company Material Adverse Effect. The Company Investment Advisory Agreement is a valid and binding obligation of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect; provided, that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Company Investment Adviser as an investment adviser under the Investment Advisers Act or the ability of the Company Investment Adviser to perform its obligations under the Company Investment Advisory Agreement.
Section 3.26 Acquired Loan Documents and Equity Governing Documents. Complete and correct copies of all the material Acquired Loan Documents and Equity Governing Documents relating to an Acquired Equity Interest with a fair market value of at least $500,000 have been made available to Parent.
Section 3.27 Tax Matters Relating to Acquired Investments. Each of the Acquired Loans and Acquired Loan Notes are in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (and any other relevant or successor provisions of the Code or such regulations) for United States federal income Tax purposes. None of the Acquired Investments consist of (or otherwise relate to) real property.
Section 3.28 Acknowledgement of Disclaimer of Other Representations and Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives: (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent, the Parent External Adviser and their respective Subsidiaries, which it and its Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) may have received and may continue to receive from Parent, the Parent External Adviser and their respective Subsidiaries and Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent, the Parent External Adviser and their respective Subsidiaries and their respective businesses and operations (collectively, “Parent Forecasts”); and (c) have had full opportunity to meet with the management of Parent and the Parent External Adviser and to discuss the business and assets of Parent, the Parent External Adviser and their respective Subsidiaries. The Company acknowledges and agrees that (x) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar, and the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts), and the Company shall have no claim against Parent, the Parent External Adviser, their respective Subsidiaries or any of their respective Representatives with respect to any such Parent Forecasts, other than with respect to intentional fraud, and (y) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, the Parent External Adviser, their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated hereby, including the Merger, the Company has relied on the results of its own independent review and analysis. The Company further acknowledges and agrees that (1) any Parent Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article IV; and (2) except for the representations and warranties expressly set forth in Article IV and, in the case of the Parent External Adviser, Article V, (A) none of Parent, the Parent External Adviser or any of their respective Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on (and the Company shall have no claim against Parent, the Parent External Adviser, any of their respective Subsidiaries or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (B) no Person has been authorized by Parent, the Parent External Adviser or any of their respective Subsidiaries or Representatives to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.
Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, or any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or any Portfolio Company, or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates, Forecasts or other material made available to Parent or Acquisition Sub in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered hereunder. Nothing in this Section 3.29 shall apply to or limit any claim for intentional fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements, in each case, other than any specific factual information contained therein) or as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization and Qualification. Each of Parent and its Subsidiaries (including Acquisition Sub) (i) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite entity power and authority to conduct its business as it is now being conducted, to use its assets in the manner in which its assets are currently being used, and to perform its obligations under all Parent Material Contracts to which it is a party, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of Parent and its Subsidiaries (including Acquisition Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, such Parent Organizational Documents are in full force and effect and neither Parent nor Acquisition Sub is in violation of any provision of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 4.2 Capitalization; Subsidiaries.
(a) As of the close of business on September 20, 2021, the authorized capital stock of Parent consisted of 150,000,000 shares of Parent Common Stock, 65,316,085 of which were issued and outstanding and none of which were held by Parent as treasury stock. Parent does not have any shares of preferred stock authorized, issued or outstanding. As of the close of business on September 20, 2021, the authorized capital stock of Acquisition Sub consisted of 100 shares of common stock, $0.01 par value per share, 100 of which were issued and outstanding. Acquisition Sub does not have any Subsidiaries and has no shares of preferred stock authorized, issued or outstanding.
(b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) As of the date of this Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party obligating Parent or any of its Subsidiaries (including Acquisition Sub) to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries (including Acquisition Sub) or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries (including Acquisition Sub) to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of Parent or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries (including Acquisition Sub) or (iv) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
(d) Each Subsidiary of Parent (including Acquisition Sub) on the date hereof is listed on Section 4.2(d) of the Parent Disclosure Letter. Except as set forth on Section 4.2(d) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary (including Acquisition Sub), free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.3 Authority Relative to Agreement.
(a) Parent and Acquisition Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and except for the Parent Stockholder Approval and the filing of the Articles of First Merger and the Articles of Second Merger with the SDAT, no other corporate action or proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.
(b) The Parent Board and the board of directors or similar governing body of Acquisition Sub has, by resolutions adopted by directors or similar governing members (i) adopted this Agreement and the transactions contemplated hereby and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) resolved to make the Parent Recommendation. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved the First Merger.
(c) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of the Parent Organizational Documents or the articles of incorporation or bylaws (or equivalent organizational documents) any of Parent’s Subsidiaries, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, or require the consent, or notice to or filing with any Third Party pursuant to, any Parent Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4 Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of the Articles of First Merger with, and acceptance for record of the Articles of First Merger by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) compliance with applicable rules and regulations of the NYSE, (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications under Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5 Permits; Compliance with Laws.

(a) Parent and each of its Subsidiaries are in compliance, and have been operated in compliance since January 1, 2019, in all material respects, with all Applicable Law, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act, other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Since January 1, 2019, Parent and each of its Subsidiaries (i) are and have been in compliance with the applicable money laundering Laws applicable to Parent and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause Parent or its Subsidiaries to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to Parent or its Subsidiaries, other than, any non-compliance that would not reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent and each of its Subsidiaries are in compliance, and since January 1, 2019, have complied with Parent’s investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in Parent’s registration statement (as amended from time to time) or reports that Parent has filed with the SEC under the Exchange Act, the Securities Act and Applicable Law, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d) Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Parent Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(e) Parent and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit Parent and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(f) No “affiliated person” (as defined under the Investment Company Act) of Parent or the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of Parent, threatened that would result in any such disqualification.
(g) The minute books and other similar records of Parent contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of Parent, the Parent Board and any committees of the Parent Board.
(h) The Parent Investment Advisory Agreement has been duly approved and continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not have a Parent Material Adverse Effect or Adviser Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of Parent; provided, that such enforcement may be subject to the Bankruptcy and Equity Exception.

(i) Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to Parent SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee and employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Parent SEC Documents; Books and Records; Financial Statements; Enforcement Actions), Section 4.8 (Disclosure Controls and Procedures), Section 4.13 (Employee Matters), Section 4.14 (Trademarks, Patents and Copyrights), Section 4.15 (Taxes), Section 4.17 (Real Property) and Section 4.18 (Environmental), respectively.
Section 4.6 Parent SEC Documents; Books and Records; Financial Statements; Enforcement Actions.
(a) Since December 31, 2019, Parent has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).
(b) The books and records of Parent and its Subsidiaries are complete and correct in all material respects and have been maintained in all material respects in accordance with Applicable Law and reflect in all material respects the transactions, assets and liabilities of Parent and its Subsidiaries, as applicable.
(c) The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, which adjustments are not, in the aggregate, material to Parent), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Parent and its Subsidiaries and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
(d) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of Parent, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent, and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Acquisition Sub regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 4.8 Disclosure Controls and Procedures. Parent and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2019, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2019, neither Parent nor any of its Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.
Section 4.9 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had a Parent Material Adverse Effect.
Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in Parent’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since June 30, 2021, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would, individually or in the aggregate, not be material to Parent and its Subsidiaries, taken as a whole, as of the date hereof, none of Parent or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.
Section 4.11 Litigation. (i) There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole and (ii) there is no Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.12 Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the First Merger or (ii) agrees to vote against any Superior Proposal; or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the First Merger.
Section 4.13 Employee Matters. Neither Parent nor any of its Subsidiaries has, or has any liability with respect to, employees. Neither Parent nor any of its Subsidiaries maintains, sponsors or contributes to, nor has any liability or could have any liability (including on account of being an ERISA Affiliate of any other Person) with respect to, any “employee benefit plans” as defined in Section 3(3) of ERISA, or any bonus, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers, directors, consultants or individual independent contractors.
Section 4.14 Trademarks, Patents and Copyrights.
(a) Section 4.14(a) of the Parent Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) internet domain name registrations, in each case owned by Parent and its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights owned by Parent or its Subsidiaries are in effect and subsisting and, to the Knowledge of Parent, valid.
(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, Parent and its Subsidiaries own or have all Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted.
(c) To the Knowledge of Parent as of the date hereof, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected to have a Parent Material Adverse Effect and in the last three (3) years, neither Parent nor any of its Subsidiaries have received any written notice (including any cease and desist letter or invitation to license) alleging that Parent or any Subsidiary is infringing, misappropriating or violating any Intellectual Property Rights. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of Parent, threatened, except as would not have a Parent Material Adverse Effect. To the Knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted, except as would not have a Parent Material Adverse Effect, and in the last three (3) years, neither Parent nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Parent IPR. To the Knowledge of Parent, no Parent IPR are or have been the subject of any Proceeding, Law or any Order that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Parent IPR). Parent and its Subsidiaries are not and have not been party to any Proceeding relating to their use of Intellectual Property Rights, including any Proceeding involving any claim that Parent and its Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 4.14(c) constitutes the only representation and warranty of Parent with regard to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.
(d) Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of Parent Data have at all times since January 1, 2019 complied in all material respects with Applicable Law relating to data protection or Personal Data, applicable contractual commitments of Parent and its Subsidiaries and applicable privacy policies. Parent and its Subsidiaries have in place and, except as would not reasonably be expected to have a Parent Material Adverse Effect, are in compliance with commercially reasonable written internal information security policies, which include guidelines for the use, processing, confidentiality and security of Parent Data consistent with Applicable Law relating to data protection or Personal Data, applicable contractual commitments of Parent and its Subsidiaries and applicable privacy policies. Parent and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies in material compliance with all data security requirements under Applicable Law relating to data protection or Personal Data, applicable contractual commitments of Parent and its Subsidiaries and applicable privacy policies, that are designed to protect Parent Data against accidental or unlawful access, processing or use. For the thirty six (36) months immediately preceding the date of this Agreement and the Closing Date: (i) Parent and its Subsidiaries have not received any written notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that Parent and its Subsidiaries have not complied in any respect with Applicable Law relating to data protection or Personal Data and (ii) to the Knowledge of Parent, there has been no loss of, or unauthorized access to or use, disclosure or modification of, any Parent Data. No individual has received compensation (or an offer for compensation) from or on behalf of Parent or its Subsidiaries for breaches of applicable data protection Laws or for loss or unauthorized disclosure of Personal Data.
Section 4.15 Taxes. Except as would not have a Parent Material Adverse Effect:
(a) Parent and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, and (ii) timely paid all Taxes due and payable whether or not reflected as due on any such Tax Returns, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in the books and records of Parent. No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of Parent or any of its Subsidiaries.
(c) All Taxes that Parent or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither Parent nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).
(e) Within the past two years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that qualified or was intended to qualify under Section 355(a) of the Code.
(f) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries and certain Portfolio Companies or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.
(g) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.
(h) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(i) Neither Parent nor any of its Subsidiaries has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by Parent or any of its Subsidiaries in respect of calendar year 2020 but for the application of the CARES Act, and neither Parent nor any of its Subsidiaries has applied for or incurred any Small Business Administration Paycheck Protection Program loan.
(j) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that would prevent the Mergers from qualifying for the Intended Tax Treatment.
(k) Acquisition Sub is a newly formed entity created for the purpose of undertaking the First Merger. Prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
(l) Parent has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC with respect to its first taxable year ending on December 31, 2007, and with respect to each taxable year thereafter, and expects to so qualify for its taxable year including the Effective Time. No challenge to Parent’s status as a RIC is pending or has been threatened in writing. Parent has not, in any taxable year for which the applicable statute of limitations remains open, been liable for, nor is it now liable for, any income or excise Tax pursuant to Sections 852 or 4982 of the Code, in the case of Section 4982 of the Code determined as if the Closing Date were the end of the calendar year. Since the taxable year ended December 31, 2007, Parent has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply. To the Knowledge of Parent, Parent is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. All dividends (as defined in Section 316 of the Code) paid by Parent in any taxable year for which the applicable statute of limitations remains open, including its taxable year ending on the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. In each taxable year for which the applicable statute of limitations remains open, Parent has complied with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of stock and has withheld in respect of dividends and other distributions and paid to the proper Taxing Authority all Taxes it was required to withhold, and is not liable for any penalties which could be imposed thereunder.
Section 4.16 Material Contracts.
(a) Section 4.16(a) of the Parent Disclosure Letter sets forth a list, as of the date hereof, of each Parent Material Contract, a complete and correct copy of which has been made available to Company. For purposes of this Agreement, “Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party, except for this Agreement or as expressly set forth below, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of Parent or any of its Subsidiaries;
(ii) is a partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and that is material to Parent and its Subsidiaries, taken as a whole;
(iii) is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Parent and any of its Subsidiaries) relating to Indebtedness for borrowed money of Parent or any of its Subsidiaries);
(iv) is a non-competition or non-solicitation Contract, or any other Contract that would reasonably be expected to limit in any material respect the manner in which, or the localities in which, the business of Parent or any of its Subsidiaries is or may be conducted or the types of businesses that Parent or any of its Subsidiaries conduct;
(v) is a Contract (including any Contract relating to acquisitions or dispositions of investments in any Portfolio Company, or any entity that becomes a Portfolio Company as a result of such investment) relating to the acquisition or disposition of any assets, business or operations (whether by merger, sale of stock, sale of assets or otherwise), and which has not yet been consummated, pursuant to which

(A) Parent reasonably expects that it will be required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,500,000 or (B) any other Person has the right to acquire any assets of Parent or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $3,500,000;
(vi) is a Contract for the purpose of another Person providing investment advisory or investment management services to Parent or any of its Subsidiaries;
(vii) creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $3,500,000, or creates or would create a Lien on any asset of Parent or its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);
(viii) is with (A) the Parent External Adviser or any of its Subsidiaries or Affiliates or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A);
(ix) is a Contract for Parent or any of its Subsidiaries to conduct any business that is material to Parent and its Subsidiaries on an exclusive basis with any Third Party; or
(x) is an Order or Consent of a Governmental Authority to which Parent, any of its Subsidiaries or, if it pertains to Parent and its Subsidiaries, the Parent External Adviser is subject.
(b) None of Parent or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination or acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract to which it is a party except for such breaches, defaults or actions as would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract except for such breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, except such as would not reasonably be expected to have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.
Section 4.17 Real Property.
(a) None of Parent nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).
(b) As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, Parent and/or its Subsidiaries have valid leasehold, subleasehold or license interests in all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”).
(c) As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Parent Leased Real Property or any lender, alleging that Parent or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.
Section 4.18 Environmental. Except as would not have a Parent Material Adverse Effect:
(a) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of Parent, threatened Proceeding pursuant to any Environmental Law against Parent or any of its Subsidiaries;
(c) neither Parent nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that Parent or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither Parent nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and
(d) with respect to the Parent Leased Real Property and any real property formerly leased by Parent or any of its Subsidiaries, there has been no Release of Hazardous Materials by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other Person that is reasonably expected to result in an obligation by Parent or any of its Subsidiaries to remediate such Hazardous Materials pursuant to applicable Environmental Law or that is reasonably expected to result in liability of Parent or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Hazardous Materials.
Section 4.19 Takeover Statutes. No Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated hereby. Within the past five years, none of Parent or its Affiliates or, to the Knowledge of Parent, their “associates” (as defined in Section 3-601 of the MGCL) has been an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.
Section 4.20 Sufficient Funds. Parent and Acquisition Sub have as of the date of this Agreement, and will have on the Closing Date, sufficient funds to consummate the transactions contemplated hereby, including the payments contemplated under Article II, but excluding the Cash Consideration.
Section 4.21 Vote Required. The approvals (a) by a majority of the votes cast at the Parent Stockholders’ Meeting with respect to the Parent Stock Issuance, (b) by the vote specified in Section 63(2)(A) of the Investment Company Act with respect to the Parent Below-NAV Issuance (the approvals in clauses (a) and (b), the “Parent Stockholder Approval”), and (c) by Parent as the sole stockholder of Acquisition Sub (for the avoidance of doubt, the vote set forth in this clause (c) has already been obtained) are the only votes of holders of securities of Parent or the Acquisition Sub, as applicable, that are required in connection with the consummation of the transactions contemplated hereby.
Section 4.22 Brokers. No investment banker, broker or finder other than Wells Fargo Securities, LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of its Subsidiaries.
Section 4.23 Opinion of Financial Advisor. Parent has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date hereof, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the Parent.
Section 4.24 Insurance. Parent or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering Parent or its Subsidiaries and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. None of Parent or any of its Subsidiaries has received written notice that they are in default with respect to any obligations under such policies other than as would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent, any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case, that is held by, or for the benefit of, Parent, any of its Subsidiaries, other than as would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.25 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Acquisition Sub is solvent as of the date of this Agreement, and assuming the accuracy of the representations and warranties in Article III, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated hereby, including the payment of any amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 4.25, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the

First Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond their ability to pay such debts as such debts mature and (c) each of Parent and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and their Subsidiaries have sufficient capital and liquidity with which to conduct their businesses. For purposes of this Section 4.25, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 4.26 Investment Assets. Each of Parent and its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent and any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business consistent with past practice. As of the date of this Agreement, there have been no material changes to the amount of securities, Indebtedness and other financial instruments listed on the Parent’s most recent schedule of investments included in the Parent SEC Documents, including any increase in the amount of securities, Indebtedness and other financial instruments owned by the Parent or its Subsidiaries that are not treated as “qualifying assets” under Section 55(a) of the Investment Company Act.
Section 4.27 Incentive Fee Hurdle Rate. The Parent External Adviser has agreed to, and the Parent Board has approved, an increase in the Parent External Adviser’s incentive fee hurdle rate to 8.25%, effective as of, and conditioned upon the occurrence of, the Closing.
Section 4.28 Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives: (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries, and the Portfolio Companies which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) may have received and may continue to receive from the Company and its Subsidiaries and their respective Subsidiaries and Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and the Portfolio Companies and their respective businesses and operations (collectively, “Company Forecasts”); and (c) have had full opportunity to meet with the management of the Company, its Subsidiaries and the Company Investment Adviser and to discuss the business and assets of the Company and its Subsidiaries and the Portfolio Companies. Parent and Acquisition Sub acknowledge and agree that (x) there are uncertainties inherent in attempting to make Company Forecasts, with which Parent and Acquisition Sub are familiar, and Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Company Forecasts (including the reasonableness of the assumptions underlying such Company Forecasts), and Parent and Acquisition Sub shall have no claim against the Company, its Subsidiaries, the Company Investment Adviser or the Portfolio Companies or any of their respective Representatives with respect to any such Company Forecasts, other than with respect to intentional fraud, and (y) each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries and the Portfolio Companies and, in making its determination to proceed with the transactions contemplated hereby, including the Mergers, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis. Parent and Acquisition Sub each further acknowledges and agrees that (1) any Company Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s and/or the Company Investment Adviser’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III; and (2) except for the representations and warranties expressly set forth in Article III, (A) none of the Company, any of its Subsidiaries or the Company Investment Adviser makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and Parent and Acquisition Sub are not relying on (and Parent and Acquisition Sub shall have no claim against the Company, any of its Subsidiaries, the Company Investment Adviser or any Portfolio Companies or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (B) no Person has been authorized by the Company, any of its Subsidiaries or the Company Investment Adviser to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.
Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, or any certificate delivered hereunder, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent, any of its Subsidiaries, or any Portfolio Company, or with respect to any other information provided to the Company or any of its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither Parent nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered hereunder. Nothing in this Section 4.29 shall apply to or limit any claim for intentional fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT EXTERNAL ADVISER
The Parent External Adviser hereby represents and warrants to the Company as follows:
Section 5.1 Organization and Qualification. The Parent External Adviser is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Adviser Material Adverse Effect. The Parent External Adviser has made available to the Company a copy of its articles of formation, limited liability company agreement (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements (all such certificates, organizational and governance documents, the “Parent External Adviser Documents”), each as amended to date, as currently in effect, such Parent External Adviser Documents are in full force and effect and the Parent External Adviser is not in violation of any provision of any such documents.
Section 5.2 Authority Relative to Agreement.
(a) The Parent External Adviser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent External Adviser, and the consummation by the Parent External Adviser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Parent External Adviser, and no other corporate action or proceeding on the part of the Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Parent External Adviser and the consummation by the Parent External Adviser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent External Adviser, enforceable against the Parent External Adviser in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Parent External Adviser nor the consummation by the Parent External Adviser of the transactions contemplated hereby will (i) violate any provision of any Parent External Adviser Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Parent External Adviser or by which any property or asset of the Parent External Adviser is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, or require the consent, or notice to or filing with any Third Party pursuant to, any Contract to which the Parent External Adviser is a party or by which its properties or assets are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Parent External Adviser other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.3 Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) an amendment to the Parent External Adviser’s Schedule 13D and (b) any such Consent, registration, declaration, filing or notices the failure of which to be obtained or made would not reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.4 Permits; Compliance with Laws.
(a) The Parent External Adviser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Parent External Adviser to carry on its business as it is now being conducted (the “Parent External Adviser Permits”), and no suspension or cancellation of any of the Parent External Adviser Permits is pending or, to the Knowledge of the Parent External Adviser, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Parent External Adviser Permits would not have an Adviser Material Adverse Effect.
(b) The Parent External Adviser is in compliance, and has been operated in compliance, in all material respects, with all Applicable Law, including, if any to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act, other than as would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has not received any written or, to the Knowledge of the Parent External Adviser, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would reasonably be expected to have a Adviser Material Adverse Effect.
(c) The Parent External Adviser (i) is and has been at all times in compliance with the applicable money laundering Laws applicable to the Parent External Adviser and (ii) has not, directly or indirectly, taken any action that would cause the Parent External Adviser to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to the Parent External Adviser, other than, any non-compliance that would not reasonably be expected to have an Adviser Material Adverse Effect.
(d) The Parent External Adviser is not in default or violation of any (i) Applicable Law or (ii) the Parent External Adviser Permits, except for any such defaults or violations that would not reasonably be expected to have an Adviser Material Adverse Effect.
(e) Since January 1, 2019, the Parent External Adviser has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failures to file that would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect.
(f) The Parent External Adviser is, and at all times required by the Investment Advisers Act since January 1, 2019 has been, duly registered as an investment adviser under the Investment Advisers Act. The Parent External Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act) since January 1, 2019 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have an Adviser Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Form ADV of the Parent External Adviser as in effect on the date of this Agreement.
(g) No “affiliated person” (as defined under the Investment Company Act) of the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of the Parent External Adviser, threatened that would result in any such disqualification.
(h) The Parent External Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to the Company) and, during the period prior to the date of this Agreement that the Parent External Adviser has been the investment adviser to the Parent, the Parent External Adviser has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.
(i) The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not have an Adviser Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of the Parent External Adviser; provided, that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened, and, to the Knowledge of the Parent External Adviser, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of an investment adviser to perform its obligations under the Parent Investment Advisory Agreement.
(j) Neither the Parent External Adviser nor any “affiliated person” (as defined in the Investment Company Act) of the Parent External Adviser is ineligible pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company (or BDC), nor is there any Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “affiliated person” to serve as an investment adviser to a registered investment company (or BDC) pursuant to Sections 9(a) or 9(b) of the Investment Company Act. Neither the Parent External Adviser nor any “person associated with” (as defined in the Investment Advisers Act) the Parent External Adviser is ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “person associated with” the Parent External Adviser to serve in any such capacities pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act.
(k) As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened against the Parent External Adviser that would have an Adviser Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Parent External Adviser, investigation by any Governmental Authority involving, the Parent External Adviser that would have an Adviser Material Adverse Effect.
(l) Since December 31, 2020, there has been no material adverse change in the operations, affairs or regulatory status of the Parent External Adviser.
Section 5.5 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against the Parent External Adviser that would have an Adviser Material

Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, the Parent External Adviser that could reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Parent External Adviser expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Parent External Adviser regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 5.7 Sufficient Funds. The Parent External Adviser has access to as of the date of this Agreement, and will have on the Closing Date, sufficient funds to pay the Cash Consideration pursuant to the terms and conditions of this Agreement.
Section 5.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered hereunder, neither the Parent External Adviser nor any other Person on behalf of the Parent External Adviser makes any express or implied representation or warranty with respect to Parent, Acquisition Sub, the Parent External Adviser, any of their respective Subsidiaries, or any Portfolio Company, or with respect to any other information provided to the Company or any of its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither the Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V or in any certificate delivered hereunder. Nothing in this Section 5.8 shall apply to or limit any claim for intentional fraud.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business by the Company Pending the First Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.1 of the Company Disclosure Letter: (x) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects (it being agreed that those actions taken by the Company and its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course) (provided that (1) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 6.1 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, and (2) the failure by the Company or any of its Subsidiaries to take any action prohibited by clauses (a) through (q) below will not be deemed to be a breach of this clause (x)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions:
(a) amend or otherwise change the Company’s Charter or the Company’s Bylaws (or, in any material respect, such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions among the Company and its wholly owned Subsidiaries, split, combine, reclassify, redeem, purchase, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests of the Company or its Subsidiaries (other than any wholly owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;
(c) except for transactions solely among the Company and its wholly owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of the Company’s or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries;
(d) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any Subsidiary of the Company to the Company or any of its Subsidiaries, (B) regular cash distributions payable by the Company in an aggregate amount not to exceed $0.03 per Company Common Share per quarter, or (C) a Tax Dividend;
(e) acquire or dispose of (including by merger, consolidation or acquisition or disposition of stock or assets), or lease or license or otherwise sell, transfer or encumber, any material assets other than Acquired Investments, except (i) acquisitions among the Company and its wholly-owned Subsidiaries or (ii) acquisitions of assets with aggregate purchase prices not exceeding $5,000,000; provided, that this Section 6.1(e) does not apply with respect to Acquired Investments, which are covered by Section 6.1(h) and Section 6.1(i);
(f) incur any Indebtedness or guarantee any Indebtedness of any Person;
(g) other than as specified in Section 6.1(g) of the Company Disclosure Letter, amend in any material respect any Company Material Contract which cannot be terminated without material penalty upon notice of thirty (30) days or less; provided, that this Section 6.1(g) does not apply with respect to Acquired Investments, which are covered by Section 6.1(m);
(h) other than as specified in Section 6.1(h) of the Company Disclosure Letter, make any investments (including a loan, guarantee, equity investment, cash contribution or otherwise) (i) with respect to any Portfolio Company in which a Specified Investment has been made, (ii) with respect to an existing Portfolio Company other than one in which a Specified Investment has been made, that are greater in the aggregate than the lesser of (x) 10% of the fair market value of the existing investments in such Portfolio Company as of June 30, 2021 as reflected in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on August 13, 2021 and (y) $500,000 or (iii) in any Portfolio Company in which the Company does not own an investment as of the date of this Agreement;
(i) dispose of (including by merger, consolidation or acquisition or disposition of stock or assets), forgive any amount under or lease or license or otherwise sell, transfer or encumber, all or any portion of an Acquired Investment, other than (i) the sale of an Acquired Investment listed in Section 6.1(i) of the Company Disclosure Letter for cash consideration not less than 98% of the value of such investment as set forth in Section 6.1(i) of the Company Disclosure Letter or (ii) sales of assets with an aggregate fair market value as of June 30, 2021 as reflected in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on August 13, 2021 not exceeding $5,000,000 for cash consideration not less than 98% of the value set forth in such Schedule of Investments; provided, that the Company and its Subsidiaries shall be permitted to encumber assets, including Acquired Investments, to the extent required to take such action under the Existing Loan Agreement;

(j) make any material change to its methods of accounting, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in Applicable Law or (iv) as disclosed in the Company SEC Documents prior to the date hereof;
(k) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting other than in the ordinary course of business, (iii) file any material amended Tax Return other than in the ordinary course of business, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (vii) surrender any right to claim a material Tax refund;
(l) change the Company’s investment objectives, or enter into a new line of business outside the Company’s investment objectives, in each case as described in the Company SEC Documents (provided, that this prohibition does not apply to any Portfolio Company);
(m) (i) modify, amend or waive any of the material terms, covenants or conditions of any Acquired Loan Documents or Equity Governing Documents relating to (w) any Acquired Investment with a fair market value equal to or greater than $3,500,000 as of June 30, 2021 as reflected in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on August 13, 2021, (x) any Acquired Investment that is a Control Investment of the Company as of the date hereof, (y) any Acquired Investment set forth in Section 6.1(m) of the Company Disclosure Letter (collectively, the “Specified Investments”) or (z) any Acquired Investment in a Portfolio Company that is in default under the applicable Acquired Loan Documents or Equity Governing Documents, or (ii) authorize the acceleration or prepayment (partial or in full) (other than a prepayment at the option of a borrower) of (w) any Acquired Investment with a fair market value equal to or greater than $3,500,000 as of June 30, 2021 as reported in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on August 13, 2021, (x) any Acquired Investment that is a Control Investment of the Company as of the date hereof, (y) any Specified Investment or (z) any Acquired Investment in a Portfolio Company that is in default under the applicable Acquired Loan Documents or Equity Governing Documents; provided, however, that it shall not be a violation of this Section 6.1(m) if any such modification, amendment, waiver or acceleration or prepayment was not proposed, approved or consented to by the Company or any of its Subsidiaries;
(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;
(o) (i) increase the compensation or benefits payable or that may become payable to any of its directors, (ii) enter into, adopt, or establish any employee benefit plan, program, agreement, arrangement or policy, including without limitation any employment, severance, change of control or retention agreement or “employee benefit plan” within the meaning of Section 3(3) of ERISA or (iii) hire any employee or individual consultant;
(p) modify any provision of the Acquired Loan Documents that (i) alters the order of application of proceeds or the pro rata sharing of payments required thereby, (ii) alters the provisions relating to maturity, lender commitments, mandatory prepayments, scheduled amortization, interest rates (including the composition thereof), subordination and/or intercreditor arrangements, lender consent requirements or amendments or (iii) releases any security or Acquired Loan Collateral for any Acquired Loan (other than releases required under the applicable Acquired Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Acquired Loan Documents); provided, however, that it shall not be a violation of this Section 6.1(p) if any such modification was not proposed, approved or consented to by the Company or any of its Subsidiaries; or
(q) enter into any agreement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the First Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.2 of the Parent Disclosure Letter: (x) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct the business of Parent and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects (it being agreed that those actions taken by the Parent and its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course) (provided that (1) no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 6.2 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, and (2) the failure by Parent or any of its Subsidiaries to take any action prohibited by clauses (a) through (l) below will not be deemed to be a breach of this clause (x)); and (y) Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:
(a) amend or otherwise change the Parent Organizational Documents (or, in any material respect, such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions among Parent and its wholly owned Subsidiaries, split, combine, reclassify, redeem, purchase, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests of Parent or its Subsidiaries (other than any wholly owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;
(c) except for transactions solely among Parent and its wholly owned Subsidiaries or in connection with the Parent dividend reinvestment plan, issue, sell or grant any (i) shares of its or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries;
(d) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any Subsidiary of Parent to Parent or any of its Subsidiaries, (B) regular quarterly cash distributions payable by Parent on a quarterly basis consistent with past practices and Parent’s investment objectives and policies as publicly disclosed on or prior to the date hereof or (C) the authorization and payment of any dividend or distribution necessary for Parent to maintain its qualification as a RIC, as reasonably determined by Parent;
(e) acquire or dispose of (including by merger, consolidation or acquisition or sale of stock or assets) or lease or license or otherwise sell or transfer, except in respect of any such transaction solely among Parent and its wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof outside the ordinary course of business in a transaction that would require approval of the Parent’s stockholders or would reasonably be expected to require a material delay (i.e, more than ten (10) days) in preparing or mailing the Form N-14, a material delay or postponement in the timing of the Parent Stockholders’ Meeting or a material delay in the closing of the First Merger (for the avoidance of doubt, acquisitions and sales of Portfolio Companies, interests therein or assets thereof in the ordinary course of Parent’s business consistent with past practice and in accordance with Parent’s investment objectives, policies, and restrictions are not prohibited by this Section 6.2(e));
(f) make any material change to its methods of accounting, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of Parent’s financial statements in compliance with GAAP, (iii) as required by a change in Applicable Law or (iv) as disclosed in the Parent SEC Documents prior to the date hereof;

(g) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting other than in the ordinary course of business, (iii) file any material amended Tax Return other than in the ordinary course of business, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (vii) surrender any right to claim a material Tax refund;
(h) change Parent’s investment objectives or enter into a new line of business outside Parent’s investment objectives, in each case as described in the Parent SEC Documents (provided, that this prohibition does not apply in any way to any Portfolio Company);
(i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;
(j) amend, terminate, modify or waive any material rights under the Parent Investment Advisory Agreement in a manner adverse to Parent;
(k) (i) increase in any material respect the compensation or benefits payable or that may become payable to any of its directors or (ii) enter into, adopt, or establish any employee benefit plan, program, agreement, arrangement or policy, including without limitation any employment, severance, change of control or retention agreement or “employee benefit plan” within the meaning of Section 3(3) of ERISA; or
(l) enter into any agreement to do any of the foregoing.
Section 6.3 Preparation of the Form N-14 and the Joint Proxy Statement; Stockholder Meetings.
(a) (i) The Company and Parent shall cooperate to prepare the Joint Proxy Statement and the Form N-14 as promptly as practicable after the execution of this Agreement, and (ii) Parent shall file with the SEC the Form N-14, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger as promptly as practicable following the date of this Agreement but no later than forty (40) Business Days following the date of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Form N-14 and the Joint Proxy Statement, respectively, to comply with the applicable rules and regulations promulgated by the SEC and (ii) have the Form N-14 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form N-14, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the First Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form N-14 and the Joint Proxy Statement. As promptly as practicable after the Form N-14 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders. No filing of, or amendment or supplement to, the Form N-14 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent, the Parent External Adviser, the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Parent External Adviser, or the Company which should be set forth in an amendment or supplement to either the Form N-14 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Parent and the Company. Each party shall notify the other promptly of the time when the Form N-14 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form N-14 or the First Merger.
(b) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company shall, as soon as reasonably practicable following the effectiveness of the Form N-14, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent, which date is intended to be the date of the Parent Stockholders’ Meeting) and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall not submit any other proposal to such stockholders in connection with the Company Stockholders’ Meeting without prior written consent of Parent; provided that the Company may postpone or adjourn to a later date the Company Stockholders’ Meeting (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (not to exceed 120 days from the original record date), (iii) to allow reasonable additional time (not to exceed 120 days from the original record date) to obtain approval of the First Merger or solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to approve the First Merger or any other matter on which the stockholders are voting, whether or not a quorum is present, (iv) if required by Applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with the Company directors’ duties under Applicable Law. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to lawfully solicit from its stockholders proxies in favor of the approval of the First Merger. Except as expressly permitted in Section 6.6, neither the Company Board nor any committee thereof shall (x) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Company Recommendation, in each case in a manner materially adverse to Parent, (y) fail to include the Company Recommendation in the Joint Proxy Statement or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal ((x), (y) and (z) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal) or any Intervening Event.
(c) Subject to the earlier termination of this Agreement in accordance with Article VIII, Parent shall, as soon as practicable following the effectiveness of the Form N-14, duly call, give notice of, convene (on a date selected by Parent in consultation with the Company, which date is intended to be the date of the Company Stockholders’ Meeting) and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent Stockholder Approval and shall not submit any other proposal to such stockholders in connection with the Parent Stockholders’ Meeting without prior written consent of the Company; provided that Parent may postpone or adjourn to a later date the Parent Stockholders’ Meeting (i) for the absence of a quorum, (ii) to allow reasonable additional time (not to exceed 120 days from the original record date) to obtain approval of the First Merger or solicit additional proxies if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to approve the Parent Stockholder Approval matters, whether or not a quorum is present, (iii) if required by Applicable Law or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Parent Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with its duties under Applicable Law. Neither the Parent Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation, in each case in a manner materially adverse to the Company or (y) fail to include the Parent Recommendation in the Joint Proxy Statement.

Section 6.4 Appropriate Action; Consents; Filings.
(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.6), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the First Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger; (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the First Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the First Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. To the extent required by Applicable Law, each of the parties hereto shall, as promptly as reasonably practicable after the execution of this Agreement, make and not withdraw its respective filings under the HSR Act, and thereafter make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law.
(b) Notwithstanding anything to the contrary in this Agreement, neither of the parties hereto will have any obligation to take or commit to take any actions under this Section 6.4 that would or would reasonably be expected to result in either a Parent Material Adverse Effect or a Company Material Adverse Effect.
(c) In connection with and without limiting the efforts referenced in this Section 6.4, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any Proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any Proceeding initiated by a private party, between either party and any other Person with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.
Section 6.5 Access to Information; Confidentiality.
(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the properties, books and records of the Company and its Subsidiaries, to the officers of the Company and to the personnel of the Company Investment Adviser (provided, that with respect to the personnel of the Company Investment Adviser the Company shall use reasonable best efforts to provide such access) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its

Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege; provided, that the parties will use reasonable best efforts to make appropriate substitute arrangements in circumstances where any of the foregoing clauses (i)-(iii) of this Section 6.5(a) applies. No investigation or access permitted pursuant to this Section 6.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent and the Parent External Adviser agree that it and they will not, and will cause its and their Representatives not to, use any information obtained pursuant to this Section 6.5(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply with respect to information furnished by the Company, the Company Investment Adviser, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.
(b) Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries and Acquisition Sub to) afford reasonable access to the Company’s Representatives, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the properties, books and records of Parent and its Subsidiaries and to the officers of Parent and the personnel of the Parent External Adviser and, during such period, shall (and shall cause each of its Subsidiaries (including Acquisition Sub) to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries (including Acquisition Sub) as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries (including Acquisition Sub) to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries (including Acquisition Sub) if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law or the provisions of any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party or (iii) jeopardize any attorney-client, attorney work product or any or other legal privilege; provided, that the parties will use reasonable best efforts to make appropriate substitute arrangements in circumstances where any of the foregoing clauses (i)-(iii) of this Section 6.5(b) applies. No investigation or access permitted pursuant to this Section 6.5(b) shall affect or be deemed to modify any representation or warranty made by Parent or Acquisition Sub hereunder. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5(b) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply with respect to information furnished by Parent, the Parent External Adviser, its Subsidiaries, Acquisition Sub and Parent’s officers, employees and other Representatives hereunder.
Section 6.6 No Solicitation.
(a) Subject to Section 6.6(c), the Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal (an “Inquiry”). The Company shall promptly demand that each Person (other than Parent or its Representatives) that has heretofore executed a confidentiality agreement with respect to the Company’s potential consideration of a Competing Proposal immediately return or destroy all confidential information heretofore furnished to such Person (for the avoidance of doubt, subject to the ability of such Person to retain such confidential information consistent with the express terms of such confidentiality agreement) and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Competing Proposal. Until the Effective Time (or, if earlier, the termination of this Agreement), the Company shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by it or any of its Representatives of any Inquiry or Competing Proposal, deliver to Parent a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal or Inquiry and (B) if applicable, the material terms and conditions of any such Competing Proposal and copies of any written materials received by the Company in connection with any of the foregoing. The Company shall keep Parent reasonably informed of the status and material terms and conditions (including amendments or proposed amendments) of any such Inquiry or Competing Proposal.

(b) Except as otherwise expressly permitted by this Section 6.6, until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing or disclosing non-public information) any Inquiries or the making, submission or implementation of any Competing Proposal, (ii) enter into any agreement, arrangement or discussions with respect to any Competing Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate the Merger (collectively, a “Competing Agreement”), or (iii) initiate or engage in any way in negotiations or discussions with respect to, or that could reasonably be expected to lead to, a Competing Proposal (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6 and shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal).
(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company (or its Representatives on the Company’s behalf) receives an unsolicited bona fide written Competing Proposal from any Third Party that did not result from a breach of this Section 6.6, (i) the Company and its Representatives may contact such Third Party to clarify the terms and conditions thereof (without the Company Board being required to make the determination in clause (ii) of this Section 6.6(c)) and (ii) the Company and the Company Board and its Representatives may engage or participate in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives, Affiliates and prospective debt and equity financing sources if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Competing Proposal (A) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) that failure to consider such Competing Proposal would be inconsistent with the Company directors’ duties under Applicable Law; provided (y) prior to furnishing any material non-public information concerning the Company and its Subsidiaries the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, a confidentiality agreement containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms) (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company or the Company Board) (an “Acceptable Confidentiality Agreement”), and (z) the Company shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) within twenty-four (24) hours provide or make available to Parent any non-public information concerning it or its Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 6.6, including any public announcement that the Company or the Company Board has made any determination required under this Section 6.6(c) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation in connection with such public disclosure), shall not constitute a Notice of Adverse Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1.
(d) Except as otherwise provided in this Agreement, (i) the Company Board shall not effect a Company Adverse Recommendation Change and (ii) the Company Board shall not approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may (x) effect a Company Adverse Recommendation Change if, upon the occurrence of an Intervening Event, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the Company directors’ duties under Applicable Law or (y) if the Company has received an unsolicited bona fide written Competing Proposal that did not result from a breach of Section 6.6 that the Company Board has determined in good faith, after consultation with its outside professional advisors, constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal (an “Alternative Acquisition Agreement”) concurrently with the termination of this Agreement in accordance with Section 8.1(c)(ii), provided that, in the case of either clause (x) or (y):
(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to effect a Company Adverse Recommendation Change (a “Notice of Adverse Recommendation”) and/or terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Superior Proposal”), which notice shall specify in reasonable detail the basis for the Company Adverse Recommendation Change and/or termination and (A) in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms and conditions thereof and copies of the proposed transaction documents, or (B) in the case of an Intervening Event, reasonable detail regarding the Intervening Event;
(ii) after providing such notice and prior to effecting such Company Adverse Recommendation Change and/or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall have negotiated, and shall have caused its Representatives to be available to negotiate, with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect the Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(c)(ii) (it being understood that any change to the financial terms or other material terms of the Superior Proposal giving rise to a Notice of Superior Proposal shall require a new notice and a new two (2) Business Day period); and
(iii) following the end of such two (2) or three (3), as applicable, Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and, with respect to clause (A) below, its financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Adverse Recommendation and/or Notice of Superior Proposal, that (A) the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect a Company Adverse Recommendation Change would continue to be inconsistent with the Company’s directors’ duties under Applicable Law.
(e) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under Applicable Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to a Competing Proposal that is not a tender offer or exchange offer); provided, however, that (x) except as provided in the next sentence, any disclosure made as permitted under clause (i) of this Section 6.6(e) (other than any “stop-look-and-listen” or similar communication) that relates to a Competing Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure, and (y) neither the Company nor the Company Board (nor any committee thereof) shall be permitted to recommend any Competing Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as permitted by this Section 6.6(e).
(f) For purposes of this Agreement:
(i) “Competing Proposal” shall mean any inquiry, proposal, discussions, negotiations or offer from any Person or group (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (other than Parent, Acquisition Sub or any Affiliate thereof) (A) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Subsidiaries, (B) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (1) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty percent (20%) or more of the total assets, net revenue or net income of the Company and such its Subsidiaries, taken as a whole, for the 12 month period ending on the last day of the Company’s then most recently completed fiscal quarter, or (2) twenty percent (20%) or more of the outstanding shares of capital stock of, or other equity or voting interests in, the Company or in any of its Subsidiaries, in each case other than the Mergers, or (C) to replace the Company Investment Adviser and become the primary investment adviser to the Company (other than in connection with a transaction covered in the foregoing (A) or (B)), whether or not such change is coupled with a capital infusion into the Company, a purchase of shares of the Company or a commitment to provide credit support to the Company (or an undertaking to make such a capital infusion, purchase of shares or to provide credit support).
(ii) “Superior Proposal” shall mean an unsolicited Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that did not result from a breach of this Section 6.6 that the Company Board determines in good faith, after consultation with its financial advisor and outside legal advisors, and considering such factors as the Company Board considers to be appropriate, (x) is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (including any revisions to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal made to the Company under the provisions of Section 6.6(d)), (y) is reasonably likely to be consummated (taking into account, among other things, legal, financial, regulatory and other aspects of such proposal, including any conditions and the identity of the offeror) on a timely basis, and (z) in respect of which any financing required has been determined by the Company Board to be reasonably likely to be obtained as evidenced by a written commitment of a reputable financing source.
Section 6.7 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers, or employees, as the case may be, of the Company, its Subsidiaries or the Company’s Affiliates, including but not limited to officers and employees of the Company Investment Adviser to the extent related to the management of the Company (collectively, the “D&O Indemnified Parties”) as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract as in effect on the date hereof shall survive the Mergers and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by Applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. To the maximum extent permitted by the Laws of the State of Maryland, for a period of six (6) years following the Effective Time, Parent shall cause its and the Surviving Corporation’s (and any of their respective successors’) articles of incorporation, bylaws or other organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b) Without limiting the provisions of Section 6.7(a), to the fullest extent that the Company would be permitted by Applicable Law to do so, Parent shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company, the Company Investment Adviser or any of the Company’s Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by Applicable Law. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to Parent, and the reasonable fees of such counsel shall be paid by Parent. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation.
(c) Parent shall, and shall cause its Subsidiaries to purchase and maintain in full force and effect a six (6) year “tail” policy, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.7, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount). Parent and Parent External Adviser shall not, and shall not permit their respective Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time.
(d) The D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7. Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.
Section 6.8 Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Mergers or the transactions contemplated hereby.
Section 6.9 Public Announcements. Except as otherwise contemplated by Section 6.6 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.6), prior to any Company Adverse Recommendation Change, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

The Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, Portfolio Companies, customers, suppliers and consultants in a manner consistent with prior communications of the Company or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.
Section 6.10 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the First Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 6.11 No Control of the Other Party’s Business.
(a) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
(b) Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.12 Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions or deemed dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions or deemed acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by Applicable Law.
Section 6.13 Repayment of Existing Loan Agreement. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft copy of one or more customary payoff letters (and applicable Lien releases providing that all Liens and all guarantees in connection therewith related to the assets and properties of the Company and its Subsidiaries securing such obligations shall automatically and permanently be, released and terminated upon the payment of the applicable payoff amount on the Closing Date) in form reasonably acceptable to Parent, in each case from the “Administrative Agent” and/or the “Collateral Agent”, as applicable, under the Existing Loan Agreement (subject to delivery of funds as arranged by Parent) (collectively, the “Payoff Letters” and, on or prior to the Closing Date, the Company shall deliver to Parent an executed copy of the Payoff Letters to be effective upon the Closing. The Company shall, and shall cause its Subsidiaries to, deliver all the documents required for the termination of commitments under the Existing Loan Agreement, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder (using funds arranged by Parent).
Section 6.14 Certain Tax Matters.
(a) For United States federal income Tax purposes, (i) the parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Company, Parent and Acquisition Sub are parties under Section 368(b) of the Code.
(b) Each of the Company, Parent, and Acquisition Sub shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent such qualification. Each of the Company, Parent, and Acquisition Sub shall report the Mergers and the other transactions contemplated hereby in a manner consistent with the Intended Tax Treatment.

(c) Each of the Company and Parent shall use its reasonable best efforts to obtain the Tax opinion described in Section 7.3(d), including making representations and covenants requested by Tax counsel in order to render such Tax opinion. Prior to the Effective Time (or at such other times as requested by counsel), each of Parent and the Company shall execute and deliver to Tax counsel, tax representation letters (which will be used in connection with the Tax opinion described in Section 7.3(d)). Each of the Company, Parent and Acquisition Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinion.
(d) To the extent necessary, Company, Parent and Acquisition Sub shall work together in good faith to effect the combination contemplated by this Agreement using an alternative structure that would be tax-free to the extent of the Share Consideration in the event that (i) the Intended Tax Treatment cannot be achieved, or (ii) the Tax opinion described in Section 7.3(d) is not issued with respect to the transactions contemplated hereby.
(e) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Company take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify as a RIC, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC.
Section 6.15 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 6.16 Takeover Statutes and Provisions. None of the Company, Parent or Acquisition Sub will take any action that would cause the First Merger and related transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Company and Parent shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the First Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
Section 6.17 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s stockholders or Parent’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the transactions contemplated hereby. Each of Parent and the Company (a) shall provide the other party with prompt written notice of any such Proceeding brought by its stockholders and shall keep the other party reasonably informed of any material developments in connection therewith and (b) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
Section 6.18 Update to NAV. No later than close of business on the tenth (10th) Business Day immediately following the end of each calendar month ending after the date of this Agreement, the Company shall deliver to Parent its estimated NAV as of the end of such month.
Section 6.19 Coordination of Dividends. Parent and the Company shall coordinate with each other in designating the record and payment dates for any dividends or distributions to its stockholders, including a Tax Dividend, declared in accordance with this Agreement in any calendar quarter in which the Closing Date might occur.
Section 6.20 Credit Support Agreement; Parent Trading Plan.
(a) Promptly following the Closing, the Parent External Adviser and Parent shall enter into a credit support agreement to be prepared in reasonable consultation with the Company on or prior to the Closing Date, providing for enhancement of shareholder credit in an aggregate amount of $100,000,000 on substantially the terms set forth on Exhibit B.

(b) Promptly following the Closing, the Parent Board shall announce Parent’s commitment (the “Parent Trading Plan”) to purchase up to $30,000,000 (the “Maximum Purchase Amount”) worth of shares of Parent Common Stock in the aggregate in open market transactions, at the then-current market price, if the shares of Parent Common Stock trade below the target net asset value per share set forth in Section 6.20(b) of the Parent Disclosure Letter, during the twelve (12) month period commencing upon the first day of the Parent Trading Plan, subject to Parent’s compliance with its covenant and regulatory requirements. The actual amount of Parent Common Stock purchased under the Parent Trading Plan will be the Maximum Purchase Amount times a fraction, the numerator of which is the total number of trading days during such 12-month period on which the closing price of a share of Parent Common Stock on the NYSE is less than the target net asset value per share set forth in Section 6.20(b) of the Parent Disclosure Schedule, and the denominator of which is the total number of trading days in such 12-month period. Purchases made pursuant to the Parent Trading Plan shall be in accordance with Rule 10b-18 under the Exchange Act.
Section 6.21 Company Advisory Agreement. The Company covenants and agrees that the Company Board shall, consistent with the requirements of Section 15 of the Investment Company Act, take, or cause to be taken, all commercially reasonable steps to ensure, the effectiveness of the Company Investment Advisory Agreement at all times between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1. The parties acknowledge and agree that, during the period between the date of this Agreement and the earlier of the Effective Date and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, (a) the Company Investment Advisory Agreement might be automatically terminated as a result of its “assignment” (as such term is defined in the Investment Company Act) or (b) the Company Board may determine in good faith, after consultation with the Parent External Adviser, to terminate the Company Investment Advisory Agreement or, if applicable, the Interim Company Investment Advisory Agreement (as such term is defined below) because the Company Investment Adviser is no longer performing its duties and obligations thereunder. In either such event, the Company Board, subject to its fiduciary obligations under Applicable Law, shall approve an interim investment advisory agreement (the “Interim Company Investment Advisory Agreement”) for the Company with, in the case of clause (a) above, the Company Investment Adviser or, in the case of clause (b) above, such other entity chosen in good faith by the Company Board (subject to the consent of the Parent External Adviser, such consent not to be unreasonably delayed, conditioned or withheld) in accordance with Rule 15a-4 under the Investment Company Act, to become effective immediately following the event resulting in the “assignment” or termination of the Company Investment Advisory Agreement (or as soon as practicable thereafter) and remain in effect until the earlier of the Effective Time or one hundred and fifty days after the effective date of the termination of the Company Investment Advisory Agreement as permitted by Rule 15a-4. The Interim Company Investment Advisory Agreement shall contain terms and conditions that are, taken as a whole, substantially the same in all material respects as the terms and conditions of the Company Investment Advisory Agreement (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act). Under circumstances when the Company Investment Adviser is going to be replaced in accordance with this Section 6.21, the Company and the Parent External Adviser agree to negotiate in good faith for the Parent External Adviser to serve as the Company’s investment adviser under the terms of the Interim Company Investment Advisory Agreement.
Section 6.22 Voting Agreement. The Parent External Adviser agrees to vote all shares of Parent over which it has voting power (other than in a fiduciary capacity) in favor of the Parent Stock Issuance and the Parent Below-NAV Issuance.
ARTICLE VII
CONDITIONS TO THE MERGERS
Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:
(a) the Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval;

(b) the issuance of Parent Common Stock in connection with the First Merger and the issuance of shares of Parent Common Stock upon the conversion of any instruments exchangeable therefor or convertible thereto shall have been approved for listing on the NYSE, subject to official notice of issuance;
(c) the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order;
(d) any applicable waiting period (and any extension thereof) under Antitrust Laws relating to the consummation of the First Merger shall have expired or early termination thereof shall have been granted; and
(e) no Governmental Authority of competent jurisdiction shall have promulgated, issued or entered any Law or Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the First Merger.
Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the First Merger. The obligations of Parent and Acquisition Sub to effect the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of the Company contained in (i) the first sentence of Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.3(b), Section 3.9(b), Section 3.19, Section 3.20 and Section 3.21 (collectively, the “Company Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (ii) this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b) the Company shall have performed or complied in all material respects with its obligations (other than Section 6.8) required under this Agreement to be performed or complied with on or prior to the Closing Date;
(c) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d);
(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect; and
(e) the Administration Agreement by and between the Company and its administrator, as then in effect, and the Company Investment Advisory Agreement shall have been terminated.
Section 7.3 Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of Parent, Acquisition Sub and the Parent External Adviser contained in (i) the first sentence of Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a), Section 4.3(b), Section 4.9(b), Section 4.21, Section 4.22, Section 4.23, the first sentence of Section 5.1 and Section 5.2(a) (collectively, the “Parent Fundamental Representations”) shall be true and correct in all respects as of the date hereof (other than de minimis inaccuracies) and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and (ii) this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality, “Parent Material Adverse Effect” or “Adviser Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the

Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or an Adviser Material Adverse Effect;
(b) Parent, Acquisition Sub and the Parent External Adviser shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
(c) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 7.3(a), Section 7.3(b), Section 7.3(f) and Section 7.3(g);
(d) the Company shall have received the written opinion of Sullivan & Worcester LLP, or such other nationally recognized Tax counsel reasonably satisfactory to the Company and Parent, as of the Closing Date to the effect that the Mergers will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.3(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent;
(e) the Parent Investment Advisory Agreement shall have been duly amended and restated in the form attached hereto as Exhibit C;
(f) since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect; and
(g) since the date of this Agreement, there shall not have occurred and be continuing any Adviser Material Adverse Effect.
Section 7.4 Frustration of Closing Conditions. None of Parent, Acquisition Sub or the Company may rely either as a basis for not consummating the First Merger or any of the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers on the failure of any condition set forth in Article VII to be satisfied if such failure was primarily caused by such party’s failure to perform or comply with any of its obligations under this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
(a) by mutual written consent of each of Parent and the Company; or
(b) by either Parent or the Company, if:
(i) the First Merger shall not have been consummated on or before 5:00 p.m. (New York time) on March 31, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the primary cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;
(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have promulgated, issued or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to remove such Law or Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the promulgation of such Law or issuance of such Law or Order or taking of such action was proximately caused by the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement; or
(iii) (A) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the approval of the First Merger is taken or (B) the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Parent Stockholder Approval shall not have been obtained at such Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the approval of the Parent Stock Issuance and/or the Parent Below-NAV Issuance is taken; or
(c) by the Company if:
(i) Parent, Acquisition Sub or the Parent External Adviser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) is not capable of being cured by Parent, Acquisition Sub, or the Parent External Adviser, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Acquisition Sub or the Parent External Adviser, as applicable, on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties or covenants under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent’s breach has been primarily caused by a breach of any provision of this Agreement by the Company; or
(ii) at any time prior to receipt of the Company Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.6; provided that such right to terminate shall only apply if (A) such proposal did not result from a breach of any of the provisions set forth in Section 6.6 and (B) prior to or simultaneously with such termination the Company pays Parent the Company Termination Fee, plus the Expenses actually incurred by Parent and the Parent External Adviser on or prior to the termination of this Agreement; or
(d) by Parent if:
(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub or the Parent External Adviser is then in material breach of any of its representations, warranties or covenants under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company’s breach has been primarily caused by a breach of any provision of this Agreement by Parent; or
(ii) at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change, (B) the Company or any of its Subsidiaries has entered into an Alternative Acquisition Agreement or a Competing Agreement (for the avoidance of doubt, other than an Acceptable Confidentiality Agreement), (C) the Company shall have willfully breached (as defined below) its obligations under Section 6.6, and such breach remains uncured for five (5) Business Days following the written notice thereof by Parent to the Company or (D) a Competing Proposal structured as a tender offer for the Company’s Common Stock is commenced and, within ten (10) Business Days after the public announcement thereof, the Company shall not have issued a public statement (and filed a Schedule 14D-9) reaffirming the Company Recommendation and recommending that the stockholders of the Company reject such Competing Proposal; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) will expire at 5:00 p.m., New York City time, on the tenth (10th) Business Day following the date on which Parent first became aware of such right to terminate.
Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) resulting from any willful breach of this Agreement prior to such termination or fraud, in which case, except as provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1. For purposes of this Agreement, “willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge or intention that the taking of such act or omission would, or would reasonably be expected to, constitute a material breach of this Agreement.
Section 8.3 Termination Fees.
(a) If, but only if, this Agreement is terminated by:
(i) Parent pursuant to Section 8.1(d)(i) (but only if the breach giving rise to such termination under Section 8.1(d)(i) was a willful breach), or either Parent or the Company pursuant to Section 8.1(b)(iii)(A), and in either such case (x) prior to such termination (or the Company Stockholders’ Meeting in the case of termination pursuant to Section 8.1(b)(iii)(A)), a Competing Proposal that has been made after the date of this Agreement shall have been publicly disclosed or otherwise communicated to the Company’s Board of Directors and not withdrawn prior to such date and (y) within twelve (12) months after such termination, the Company enters into a definitive acquisition agreement with respect to any Competing Proposal with a Third Party, and such Competing Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period) (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);
(ii) the Company pursuant to Section 8.1(c)(ii); or
(iii) Parent pursuant to Section 8.1(d)(ii),
then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee and the Expenses actually incurred by Parent and the Parent External Adviser.
Any payments required to be made under this Section 8.3(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.
(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Company Termination Fee and Expenses pursuant to Section 8.3(a) shall constitute the sole and exclusive monetary remedy of Parent, the Parent External Adviser and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise following a termination of this Agreement in accordance with its terms in a situation in which the Company Termination Fee and Expenses are required to be paid, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.3(d)).
(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) the Company Termination Fee and Expenses are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee and expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its reasonable costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.
Section 8.4 Amendment. Subject to Applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, if any such amendment shall by Applicable Law require further approval of the stockholders of the Company or Parent, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or Parent, as applicable.
Section 8.5 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by Applicable Law. At any time prior to the Effective Time, the Company or Parent may (a) waive or extend the time for the performance of any of the obligations or other acts of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly setting forth the nature of such extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 8.3), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided, that Parent and the Company shall each be responsible for fifty percent (50%) of all filing fees in connection with the filing of any required notices under the HSR Act or other Antitrust Laws. Other than Taxes imposed upon holders of Company Common Stock, Parent shall pay all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.

ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7.
Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery (with concurrent email delivery), by prepaid overnight courier (providing written proof of delivery) (with concurrent email delivery) or by electronic mail, addressed as follows:
if to Parent, Acquisition Sub or the Parent External Adviser:
Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202
Email:
Attention:	Jonathan Bock
Jonathan Landsberg

with a copy (which shall not constitute notice) to:

Goodwin Procter, LLP
100 Northern Avenue
Boston, Massachusetts 02210
Email:	tlafond@goodwinlaw.com
pdelligatti@goodwinlaw.com
Attention:	Thomas LaFond
Paul Delligatti

if to the Company:
Sierra Income Corporation
100 Park Avenue
New York, NY 10017
Email:
Attention:	Dean Crowe, Chief Executive Officer and President

with a copy (which shall not constitute notice) to:
Sullivan & Worcester LLP
1666 K Street, NW
Washington, DC 20006
Email:	dmahaffey@sullivanlaw.com
wcurry@sullivanlaw.com
Attention:	David C. Mahaffey
William J. Curry
or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
Section 9.3 Interpretation; Certain Definitions.
(a) The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to date first set forth above, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “$” refer to currency of the United States.
Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the First Merger be consummated as originally contemplated to the fullest extent possible.
Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.
Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.7 and this Section 9.7 from and after the Effective Time) are intended third-party beneficiaries hereof.
Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefor may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.

Section 9.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way the provisions of Section 8.3(c).
Section 9.10 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub, the Parent External Adviser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BARINGS BDC, INC.

By:	/s/ Jonathan Bock
	Name:	Jonathan Bock
	Title:	Chief Financial Officer

SIERRA INCOME CORPORATION

By:	/s/ Dean Crowe
	Name:	Dean Crowe
	Title:	Chief Executive Officer and President

BARINGS LLC

By:	/s/ Eric Lloyd
	Name:	Eric Lloyd
	Title:	Managing Director

MERCURY ACQUISITION SUB, INC.

By:	/s/ Jonathan Landsberg
	Name:	Jonathan Landsberg
	Title:	President
[Signature Page to Agreement and Plan of Merger]

Appendix A
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(c).
“Acceptable Courts” shall have the meaning set forth in Section 9.8.
“Acquired Equity Interest” shall mean all of the equity interests in Portfolio Companies owned by the Company or any of its Subsidiaries as of the date hereof.
“Acquired Investment” shall mean the Acquired Equity Interests and the Acquired Loans.
“Acquired Loan” shall mean all of the loans owned by the Company or any of its Subsidiaries as of the date hereof.
“Acquired Loan Collateral” shall mean any collateral provided with respect to any Acquired Loan.
“Acquired Loan Documents” shall mean the credit and financing agreements, guarantees (including third-party guarantees), subordination agreements, Acquired Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting the Company’s and its Subsidiaries’ ownership, economic or other rights with respect to the Acquired Loans or in which the Company or its Subsidiaries has an interest, in connection with the Acquired Loans (together with all modifications, amendments and supplements thereto and waivers, extensions, cancellations and releases thereunder).
“Acquired Loan Notes” shall mean the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in the Company’s or its Subsidiaries’ possession or control) issued to the order of the Company or its Subsidiaries, or copies of a “master” note if no such note was issued to the Company or its Subsidiaries or an allonge endorsing a note in favor of the Company or its Subsidiaries, evidencing indebtedness owing to the Company or its Subsidiaries under an Acquired Loan.
“Acquisition Sub” shall have the meaning set forth in the Preamble.
“Adviser Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Parent External Adviser, or (2) the ability of the Parent External Adviser or Parent to timely perform its or their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether an Adviser Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries or markets in which the Parent External Adviser operates (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (v) any failure by the Parent External Adviser to meet published analyst estimates or expectations of the Parent External Adviser’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vi) any failure by the Parent External Adviser to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, any acts of God or natural disasters or any epidemic, pandemic or disease outbreak (including COVID-19); (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions
Appendix 1

contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Portfolio Companies of Parent and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Parent External Adviser, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (in each case, other than with respect to any Contracts of the Parent External Adviser with Parent or any of its Subsidiaries); (ix) any action taken by the Parent External Adviser which is required or permitted by or resulting from or arising in connection with this Agreement; and (x) any actions taken (or omitted to be taken) at the express written request of the Company to the extent taken in accordance with such request; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether an Adviser Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Parent External Adviser, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.
“Affiliate” of a Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no Portfolio Company of any Person shall be an Affiliate of such Person and, except to the extent provided in the definition of “Subsidiary”, the Joint Venture shall not be an Affiliate of the Company).
“Agreement” shall have the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(d).
“Antitrust Laws” shall have the meaning set forth in Section 3.4.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Parent External Adviser, Company, Parent, Acquisition Sub or any of their respective Affiliates, directors, employees or agents, as the case may be.
“Articles of First Merger” shall have the meaning set forth in Section 1.3(a).
“Articles of Second Merger” shall have the meaning set forth in Section 1.3(b).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).
“BDC” shall have the meaning set forth in the Recitals.
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Book-Entry Shares” shall have the meaning set forth in Section 2.1(a)(ii).
“Broadhaven” shall have the meaning set forth in Section 3.20.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified.
“Cash Consideration” shall have the meaning set forth in Section 2.1(a)(ii).
“Certificates” shall have the meaning set forth in Section 2.1(a)(ii).
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Date” shall have the meaning set forth in Section 1.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
Appendix 2

“Company” shall have the meaning set forth in the Preamble.
“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(b).
“Company Board” shall have the meaning set forth in the Recitals.
“Company Common Stock” shall have the meaning set forth in Section 2.1(a)(i).
“Company Data” shall mean the Company’s and its Subsidiaries’ proprietary or confidential data, including customer data and Personal Data owned, controlled, processed or otherwise held by the Company and its Subsidiaries.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Forecasts” shall have the meaning set forth in Section 4.28.
“Company Fundamental Representations” shall have the meaning set forth in Section 7.2(a).
“Company Independent Committee” shall have the meaning set forth in the Recitals.
“Company Investment Adviser” shall mean SIC Advisors LLC.
“Company Investment Advisory Agreement” shall mean that certain Investment Advisory Agreement, effective as of April 17, 2012, entered into by the Company and the Company Investment Adviser for the purpose of providing investment advisory or investment management services, as amended by the Incentive Fee Waiver Agreement, effective as of April 23, 2021, entered into by the Company and the Company Investment Adviser for the purpose of waiving a portion of certain fees payable by the Company to the Company Investment Adviser, or any successor interim contract (including an Interim Company Investment Advisory Agreement) entered into by the Company and the Company Investment Adviser in accordance with the terms of this Agreement for the purpose of providing investment advisory or investment management services.
“Company IPR” shall mean all Intellectual Property Rights owned, in whole or part, by the Company or its Subsidiaries.
“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries, or any of the Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s or any of the Portfolio Companies’ securities or other financial instruments, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company or any of the Portfolio Companies to meet published analyst estimates or expectations of the Company’s or such Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company, any of its Subsidiaries, or any Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, any acts of God or natural disasters or any epidemic,
Appendix 3

pandemic or disease outbreak (including COVID-19); (viii) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Portfolio Companies of the Company and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Company, any of its Subsidiaries or any Portfolio Company, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by the Company, any of its Subsidiaries, any Portfolio Company, in each case which is required or permitted by or resulting from or arising in connection with this Agreement; (x) any actions taken (or omitted to be taken) at the express written request of Parent to the extent taken in accordance with such request; (xi) any termination, expiration or non-renewal after the date of this Agreement of any Company Material Contract or any financing arrangement, or any notice of such termination or non-renewal, other than as a result of any material breach by the Company, any of its Subsidiaries of the terms of any such Company Material Contract; and (xii) the termination of the employment of any person employed any Portfolio Company or any Subsidiary of any Portfolio Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate.
“Company Material Contract” shall have the meaning set forth in Section 3.15(a).
“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company approve the First Merger.
“Company Related Parties” shall have the meaning set forth in Section 8.3(c).
“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).
“Company Stockholder Approval” shall have the meaning set forth in Section 3.19.
“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(b).
“Company Termination Fee” shall mean $11,000,000.
“Company’s Bylaws” shall have the meaning set forth in Section 3.1.
“Company’s Charter” shall have the meaning set forth in Section 3.1.
“Competing Agreement” shall have the meaning set forth in Section 6.6(b).
“Competing Proposal” shall have the meaning set forth in Section 6.6(f)(i).
“Confidentiality Agreement” shall mean (i) the confidentiality agreement, dated June 21, 2021, between the Company and Parent, and (ii) the confidentiality agreement, dated September 3, 2021, between Parent and the Company.
“Consent” shall have the meaning set forth in Section 3.4.
“Contract” shall mean any written or oral agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, in each case, together with all amendments or supplements thereto.
Appendix 4

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.
“Control Investment” shall mean any company (i) the voting securities of which the Company beneficially owns, either directly or through one or more controlled companies, more than 25% or (ii) that the Company is otherwise deemed to “control” under Section 2(a)(9) of the Investment Company Act.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.7(a).
“Designees” shall have the meaning set forth in Section 1.5(b).
“Effective Time” shall have the meaning set forth in Section 1.3(a).
“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect as of the date hereof.
“Equity Governing Documents” shall mean, with respect to an Acquired Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Acquired Equity Interest (together with all modifications, amendments and supplements thereto and waivers, extensions, cancellations and releases thereunder).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) which is treated with any other Person as a single employer within the meaning of Section 414 of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 2.2(a).
“Exchange Fund” shall have the meaning set forth in Section 2.2(a).
“Exchange Ratio” shall have the meaning set forth in Section 2.1(a)(ii).
“Existing Loan Agreement” shall mean that certain Amended and Restated Loan Agreement, dated as of September 29, 2017, by and among Alpine Funding LLC, as borrower, JPMorgan Chase Bank, National Association, as administrative agent, the Financing Providers from time to time party thereto, the Company Investment Adviser, as the portfolio manager, and the Collateral Administrator, Collateral Agent and Securities Intermediary party thereto, as amended by Amendment No. 1 to Amended and Restated Loan Agreement, dated as of November 18, 2020, among Alpine Funding LLC, the Company Investment Adviser, the Financing Providers thereto, Citibank, N.A., as collateral agent and securities intermediary, Virtus Group, LP, as collateral administrator, and JPMorgan Chase Bank, National Association, as administrative agent.
“Expenses” shall mean, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related
Appendix 5

thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy Statement and Form N-14, the filing of any required notices under the HSR Act or other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement up to an amount not to exceed $2,000,000.
“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.
“First Merger” shall have the meaning set forth in the Recitals.
“Form N-14” shall have the meaning set forth in Section 3.7.
“GAAP” shall mean the United States generally accepted accounting principles, consistently applied in accordance with past practice.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.
“Hazardous Materials” shall mean all hazardous or toxic substances, materials or wastes, pollutants or contaminants defined as such by, or regulated as such under, any Environmental Laws.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (v) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (vi) any capitalized lease obligations, (vii) guarantees, endorsements and assumptions in respect of any of the foregoing clauses (i) through (vi), and (viii) all principal, accrued and unpaid interest, fees, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, breakage costs, “make-whole amounts”, indemnity and expense reimbursement obligations and other monetary obligations in connection therewith in respect of the items described in the foregoing clauses (i) through (vi).
“Inquiry” shall have the meaning set forth in Section 6.6(a).
“Intellectual Property Rights” shall have the meaning set forth in Section 3.13(c).
“Intended Tax Treatment” shall have the meaning set forth in Section 6.14(a).
“Interim Company Investment Advisory Agreement” shall have the meaning set forth in Section 6.21.
“Intervening Event” shall mean a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that the receipt, existence of or terms of an Inquiry or Competing Proposal or any matter relating thereto or consequence thereof will not constitute, or be considered in determining whether there has been, an Intervening Event.
“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“IRS” shall mean the United States Internal Revenue Service.
“Joint Proxy Statement” shall have the meaning set forth in Section 3.7.
“Joint Venture” means Sierra Senior Loan Strategy JV I LLC, a Delaware limited liability company.
Appendix 6

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of those persons set forth in Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry, (ii) with respect to Parent, the actual knowledge of those persons set forth in Section 1.1(a) of the Parent Disclosure Letter, after reasonable inquiry and (iii) with respect to the Parent External Adviser, the actual knowledge of those persons set forth in Section 1.1(b) of the Parent Disclosure Letter, after reasonable inquiry.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, charges, bailments (in the nature of a pledge or for purposes of security), deeds of trust, easements, options, rights of first refusal or first offer, rights of way, licenses, deeds of restriction, leases, encroachments, other transfer restrictions thereon or servitudes of any kind.
“made available” shall mean, with respect to any document or other information, such document or other item of information was filed with the SEC or included in the virtual data room established by the Company or Parent, as the case may be, in connection with the Merger or the other transactions contemplated by this Agreement, in each case at least one (1) Business Day prior to the date of this Agreement.
“Maximum Purchase Amount” shall have the meaning set forth in Section 6.20(b).
“Merger Consideration” shall have the meaning set forth in Section 2.1(a)(ii).
“Mergers” shall have the meaning set forth in the Recitals.
“MGCL” shall have the meaning set forth in the Recitals.
“NAV” shall mean, with respect to the Company or Parent, net asset value (within the meaning of the Investment Company Act) of the applicable entity, as determined in good faith consistent with past practice by such entity (i.e., the Company determines its NAV and Parent determines its NAV).
“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.6(d)(i).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(d)(i).
“NYSE” shall mean the New York Stock Exchange.
“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Below-NAV Issuance” shall have the meaning set forth in the Recitals.
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Common Stock” shall have the meaning set forth in Section 2.1(a)(ii).
“Parent Data” shall mean Parent’s and its Subsidiaries’ proprietary or confidential data, including customer data and Personal Data owned, controlled, processed or otherwise held by Parent and its Subsidiaries.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent External Adviser” shall have the meaning set forth in the Preamble.
“Parent External Adviser Documents” shall have the meaning set forth in the Section 5.1.
“Parent External Adviser Permits” shall have the meaning set forth in Section 5.4(a).
“Parent Forecasts” shall have the meaning as set forth in Section 3.28.
“Parent Fundamental Representations” shall have the meaning set forth in Section 7.3(a).
“Parent Investment Advisory Agreement” shall mean the agreement entered into by the Parent External Adviser with Parent for the purpose of providing investment advisory or investment management services.
“Parent Leased Real Property” shall have the meaning set forth in Section 4.17(b).
Appendix 7

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent or its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any failure by Parent to meet published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, any acts of God or natural disasters or any epidemic, pandemic or disease outbreak (including COVID-19); (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Portfolio Companies of Parent and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of Parent or any of its Subsidiaries, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by Parent or any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement; (x) any actions taken (or omitted to be taken) at the express written request of the Company to the extent taken in accordance with such request; (xi) any termination, expiration or non-renewal after the date of this Agreement of any Parent Material Contract or any financing arrangement, or any notice of such termination or non-renewal, other than as a result of any material breach by Parent or any of its Subsidiaries of the terms of any such Parent Material Contract; and (xii) the termination of the employment of any person employed by Parent or any of its Subsidiaries; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.
“Parent Material Contract” shall have the meaning set forth in Section 4.16(a).
“Parent Organizational Documents” shall mean the articles of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.
“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent approve the Parent Stock Issuance.
“Parent SEC Documents” shall have the meaning set forth in Section 4.6(a).
Appendix 8

“Parent Stock Issuance” shall have the meaning set forth in the Recitals.
“Parent Stockholder Approval” shall have the meaning set forth in Section 4.21.
“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(c).
“Parent Trading Plan” shall have the meaning set forth in Section 6.20(b).
“Payoff Letter” shall have the meaning set forth in Section 6.13.
“Permit” shall mean any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Authority.
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable, being contested in good faith and for which adequate accruals or reserves have been established, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and which are not violated by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, Parent Material Adverse Effect or an Adviser Material Adverse Effect, as applicable, including Liens for any supplemental Taxes or assessments not shown by the public records, (viii) Liens disclosed on existing title reports or existing surveys, (ix) Liens securing acquisition financing with respect to the applicable asset, including refinancing thereof, (x) Liens described in Appendix A to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (xi) in the case of Intellectual Property Rights, third party license agreements entered into in the ordinary course of business, (xii) any other Liens that will be released on or prior to the Closing Date and (xiii) the replacement, extension or renewal of any of the foregoing.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” shall mean any information relating to an identified or identifiable natural person including (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that allows the identification of such natural person or is otherwise considered personally identifiable information or personal information under Applicable Law.
“Portfolio Company” shall mean (a) with respect to the Company and its Subsidiaries, any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment (including any guarantee) that is, would or should be reflected in the Schedule of Investments included in the Company’s quarterly or annual reports and (b) with respect to Parent, any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment (including any guarantee) that is, would or should be reflected in the Schedule of Investments included in Parent’s quarterly or annual SEC reports.
“Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.
“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
Appendix 9

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.
“RIC” shall have the meaning set forth in Section 3.14(k).
“SDAT” shall have the meaning set forth in Section 1.3(a).
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Effective Time” shall have the meaning set forth in Section 1.3(b).
“Second Merger” shall have the meaning set forth in the Recitals.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.
“Share Consideration” shall have the meaning set forth in Section 2.1(a)(ii).
“Specified Investments” shall have the meaning set forth in Section 6.1(m).
“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP and, in the case of the Company, solely for purposes of Article III hereof, also means the Joint Venture; provided, however, the Joint Venture shall not be considered a consolidated Subsidiary of the Company.
“Superior Proposal” shall have the meaning set forth in Section 6.6(f)(ii).
“Surviving Corporation” shall have the meaning set forth in the Recitals.
“Takeover Statutes” shall have the meaning set forth in Section 3.18.
“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.
“Tax Dividend” shall mean a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year, or any other dividend or distribution necessary for the Company to maintain its qualification as a RIC, as reasonably determined by the Company.
“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or Taxing Authority.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
Appendix 10

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.
Appendix 11

Exhibit A
Articles of Incorporation of the Surviving Corporation
[See attached.]
Exhibit A

SIERRA INCOME CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT
THIS IS TO CERTIFY THAT:
FIRST: Sierra Income Corporation, a Maryland corporation (which is hereinafter called the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter (the “Charter”) currently in effect and as hereinafter amended:
ARTICLE I

NAME
The name of the corporation is:
Sierra Income Corporation.
ARTICLE II

PURPOSE
The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III

PRINCIPAL OFFICE IN STATE AND REGISTERED AGENT
Section 4.1: The address of the principal office of the Corporation in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.
Section 4.2: The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.
ARTICLE IV

STOCK
The Corporation has authority to issue 100 shares of stock, consisting of 100 shares of common stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $1.00. The Board of Directors of the Corporation (the “Board of Directors”) may reclassify any unissued shares of stock of the Corporation from time to time in one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws of the Corporation (the “Bylaws”).

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 5.1: The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is one, which number may be increased or decreased by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). At the time of the approval of these articles of amendment and restatement, the Corporation has one director, and the name of the director currently in office is:
Jonathan Landsberg
Section 5.2: Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.
Section 5.3:
(a) The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.
(b) The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.
(c) Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
(d) The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
(e) Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.
(f) The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise, in each case, who is made or threatened to be made a party to, or witness in, the proceeding from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
Section 5.4: Except as may be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
Section 5.5: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article V, Section 5.5, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article V, Section 5.5 shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the Charter.
SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.
SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 250,000,000, consisting of 250,000,000 shares of Common Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $250,000.
EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 100, consisting of 100 shares of Common Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1.00.
NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this [____] day of [_________], 20[__].
ATTEST:	SIERRA INCOME CORPORATION
By:
[___________], Secretary		[__________], President

Exhibit B

Terms of Credit Support Agreement

[See attached.]
Exhibit B

Summary Term Sheet—Credit Support Agreement
Issuer	Barings LLC
Policy holder	Barings BDC, Inc.
Maximum obligation	$100,000,000
Upfront fee	None
Effective date	Date of transaction close between Barings BDC, Inc. and Sierra Income Corporation (the “Transaction”)
Designated Settlement / Payment Date	The earlier of [ , 203[2]][1] or the time at which the entire Reference Portfolio has been realized or written off
Reference portfolio	• Investments acquired by Barings BDC, Inc. in the Transaction (“Reference Portfolio”)
○ [#] of Non-control/Non-affiliated investments
○ [#] of Affiliate investments
○ [#] of Control investments
○ See schedule in [Appendix][2]

• Investments that are restructured, amended, extended or otherwise modified (including to new securities) will continue to be included in the Reference Portfolio until such time as these investments are realized or written off

Reference portfolio value	Aggregate purchase price of Reference Portfolio of $[ ]
Obligation basis	Change in the market value of the Reference Portfolio
Calculation of obligation
• Aggregate realized and unrealized losses on the Reference Portfolio less the aggregate realized and unrealized gains on the Reference Portfolio, in each case from the Effective Date to the Designated Settlement/Payment Date (“Covered Losses”)

• In the event the Covered Losses are $0.00 or less, no obligation will exist
• As defined above, the maximum obligation shall be $100,000,000
○ For the avoidance of doubt, if the Covered Losses are greater than $100,000,000, any losses in excess of this amount shall be borne by the Policy Holder
Settlement mechanics
On the Designated Settlement/Payment Date, following the final calculation of the Covered Losses, the Issuer will (1) waive the Incentive Fee (as defined in Barings BDC, Inc.’s then-current investment advisory agreement) and, in the event that Covered Losses exceed such Incentive Fee, the Base Management Fee (as defined in Barings BDC, Inc.’s then-current investment advisory agreement) during the four quarterly measurement periods immediately following the quarter in which the Designated Settlement/Payment Date occurs (such period, the “Waiver Period”) until an aggregate amount of the Incentive Fee (including any Incentive Fee calculated on an annual basis during the Waiver Period) and Base Management Fee has been waived equal to the Covered Losses. If the Covered Losses exceed the aggregate amount of Base Management Fee and Incentive Fee waived by Barings LLC during the Waiver Period, then, on the date on which the last Incentive Fee or Base Management Fee payment would otherwise be due during the Waiver Period, Barings LLC shall make a cash payment to Barings BDC, Inc. equal to the positive difference between the Covered Losses and the aggregate amount of Incentive Fee and Base Management Fee previously waived by Barings LLC during the Waiver Period.

1	NTD: 10 years from the date of closing of the merger.
2	NTD: To include a detailed list of the loan/equity details for each portfolio company.
B-1

Exhibit C
Second Amended and Restated Parent Advisory Agreement

[See attached.]
Exhibit C

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT BETWEEN BARINGS BDC, INC.
AND
BARINGS LLC
AGREEMENT, dated as of [   ], 202[2], between Barings BDC, Inc., a Maryland corporation (the “Company”), and Barings LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Adviser and the Company are party to that certain amended and restated investment advisory agreement dated as of December 23, 2020, pursuant to which the Adviser agreed to furnish investment advisory services to the Company (the “Prior Agreement”); and
WHEREAS, the Company and the Adviser desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree that, effective as of [   ], 202[2] (the “Effective Date”), this Agreement shall supersede the Prior Agreement (and the Prior Agreement shall be deemed of no further force and effect whatsoever):
1. In General. The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company’s assets and to supervise and arrange for the day-to-day operations of the Company and the purchase of assets for and the sale of assets held in the investment portfolio of the Company.
2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Company.
(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board of Directors”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service and monitor the investments that the Company makes; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s shares.
(b) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the “1940 Act”), and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation and the Bylaws of the Company, as such documents may be amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time by the Board of Directors of the Company; and (v) any policies and determinations of the Board of Directors of the Company and provided in writing to the Adviser.
(c) The Adviser will provide significant managerial assistance to those portfolio companies of the Company that the Company agrees to provide such services to as required by the 1940 Act.
(d) The Adviser may engage one or more investment advisers (each, a “Sub-Adviser”) which are registered under the Investment Advisers Act of 1940 (the “Advisers Act”) to act as sub-advisers to provide the Company certain services set forth in Section 2(a) of this Agreement, all as shall be set forth in a written contract (each, a “Sub-Advisory Agreement”) to which the Company and the Adviser shall be parties, which Sub-Advisory Agreement shall be subject to approval by the vote of a majority of the members of the Board of Directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, any sub-adviser, or of the Company (each, a

“Non-Interested Director”), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the terms of the 1940 Act. The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly to any SubAdviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.
(e) The Adviser will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the administrator to the Company (the “Administrator”) under the administration agreement entered into by and between the Company and the Administrator (the “Administration Agreement”), or by the Company’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.
(f) All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:
(i) organizational and offering expenses;
(ii) fees and expenses incurred in valuing the Company’s assets and computing its net asset value (including the cost and expenses of any independent valuation firm);
(iii) the fees and expenses incurred by the Company or payable to third parties, including lawyers, accountants, auditors, agents, consultants or other advisors, in connection with the Company’s financial, accounting and legal affairs and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments, including expenses related to unsuccessful portfolio acquisition efforts;
(iv) all fees, costs and expenses of money borrowed by the Company, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, other financing arrangements, or other indebtedness of the Company, if any (including commitment fees, accounting and legal fees, closing and other costs);
(v) offerings of the Company’s common stock and other securities;
(vi) investment advisory and management fees payable under Section 6 of this Agreement;
(vii) administration fees;
(viii) transfer agent and custody fees and expenses;
(ix) federal and state registration fees;
(x) all costs of registration and listing the Company’s securities on any securities exchange;
(xi) federal, state and local taxes;
(xii) Non-Interested Directors’ compensation, fees and expenses;
(xiii) costs of preparing and filing reports or other documents required by the SEC or other regulators;
(xiv) costs of any reports, proxy statements or other notices to stockholders, including printing costs;
(xv) costs of holding stockholder meetings;

(xvi) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums, including independent director liability policies;
(xvii) direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;
(xviii) all third-party legal, expert and other fees, costs and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its governing agreements or by the Board of Directors;
(xix) subject to Section 7 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his or her capacity as such for which the Company is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
(xx) all travel and related expenses of directors, officers, managers, agents and employees of the Company and the Adviser, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or performing other business activities that relate to the Company, including travel and related expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for (A) a proportionate share of such expenses, as determined by the Adviser in good faith, where such expenses were not incurred solely for the benefit of the Company, and (B) expenses incurred in accordance with the Company’s travel expense reimbursement policies;
(xxi) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company, including in connection with any dividend reinvestment plan or direct stock purchase plan;
(xxii) all fees, costs and expenses related to (A) the design and maintenance of the Company’s web site or sites and (B) the Company’s allocable share of costs associated with technology-related expenses, including any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or affiliates of the Adviser that is used for the Company, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;
(xxiii) all fees, costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Adviser in good faith, where such expenses were not incurred solely for the benefit of the Company; and
(xxiv) all other non-investment advisory expenses incurred by the Company or the Administrator in connection with administering the Company’s business (including payments under the Administration Agreement based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs).
(g) The Adviser shall give the Company the benefit of its professional judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Company in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from fraud, willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Company may have which may not be waived under applicable law.

(h) The Adviser is hereby authorized, on behalf of the Company and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Company’s investments and other property and funds held or owned by the Company, including voting and providing consents and waivers with respect to the Company’s investments and exercising and enforcing rights with respect to any claims relating to the Company’s investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle, the Adviser shall have the authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. In addition, the Adviser may, directly or through an affiliate, provide, or arrange for a third party to provide, a guarantee, surety or other credit enhancement or credit support arrangement (collectively, a “Credit Support Arrangement”) with respect to one or more of the Company’s investments, subject to the oversight and approval of the Board of Directors;
(i) The Adviser will place orders either directly with the issuer or with any broker or dealer in connection with making investments on the Company’s behalf hereunder. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board of Directors of the Company from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.
(j) The Company also grants to the Adviser the power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.
(k) The Adviser will provide to the Board of Directors such periodic and special reports as it may reasonably request.
3. Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, whether or not the investment objectives or policies of any such other person, firm, or corporation are similar to those of the Company, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Adviser’s obligations under this Agreement.
4. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation. Notwithstanding the foregoing, the Company hereby consents and authorizes the Adviser and its affiliates to use and disclose confidential information relating to the Company in connection with (a) the preparation of performance information relating to the Company and (b) in connection with any contemplated sale of the outstanding equity or assets of the Adviser, Administrator, or any person who may be deemed to “control” either of the Adviser or the Administrator, in each case within the meaning of the 1940 Act.
5. Expenses. During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries of any officers or directors of the Company who are affiliated persons (as defined in the 1940 Act) of the Adviser.
6. Compensation of the Adviser. The Adviser, for its services to the Company, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Company.
(a) The Base Management Fee will be calculated based on the Company’s gross assets, including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents, at an annual rate of 1.25%. The Base Management Fee is payable quarterly in arrears on a calendar quarter basis. The Base Management Fee will be calculated based on the average value of the Company’s gross assets, excluding cash and cash equivalents, at the end of the two most recently completed calendar quarters prior to the quarter for which such fees are being calculated. Base Management Fees for any partial month or quarter will be appropriately pro-rated.
(b) The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s income (such fee referred to herein as the “ Income-Based Fee”) and a portion is based on the Company’s capital gains (such fee referred to herein as the “Capital Gains Fee “), each as described below:
(i) The Income-Based Fee will be determined and paid quarterly in arrears based on the amount by which (x) the aggregate “Pre-Incentive Fee Net Investment Income” (as defined below) in respect of the current calendar quarter and the eleven preceding calendar quarters beginning with the calendar quarter that commences on or after January 1, 2021, as the case may be (or the appropriate portion thereof in the case of any of the Company’s first eleven calendar quarters that commences on or after January 1, 2021) (in either case, the “Trailing Twelve Quarters”) exceeds (y) the Hurdle Amount (as defined below) in respect of the Trailing Twelve Quarters. The Hurdle Amount will be determined on a quarterly basis, and will be calculated by multiplying 2.0625% (8.25% annualized) by the aggregate of the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued during the calendar quarter (including, without limitation, the Base Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Income-Based Fee and the Capital Gains Fee). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
The calculation of the Income-Based Fee for each calendar quarter is as follows:
(A) No Income-Based Fee shall be payable to the Adviser in any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters does not exceed the Hurdle Amount;
(B) 100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up

Amount”) determined on a quarterly basis by multiplying 2.578125% (10.3125% annualized) by the aggregate of the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Catch-Up Amount for the Trailing Twelve Quarters; and
(C) For any quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, the Income-Based Fee shall equal 20% of the amount of the Company’s aggregate Pre-Incentive Fee Net Investment Income for such Trailing Twelve Quarters, as the Hurdle Amount and Catch-Up Amount will have been achieved.
Subject to Section 6(b)(ii) below, the amount of the Income-Based Fee that will be paid to the Adviser for a particular quarter will equal the excess of the aggregate Income-Based Fee so calculated less the aggregate Income-Based Fees that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.
(ii) The Income-Based Fee is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to (a) 20% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters less (b) the aggregate Income-Based Fees that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company shall pay no Income-Based Fee to the Adviser in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Income-Based Fee calculated in accordance with Section 6(b)(i) above, the Company shall pay the Adviser the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Income-Based Fee calculated in accordance with Section 6(b)(i) above, the Company shall pay the Adviser the Income-Based Fee for such quarter.
“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses on the Company’s assets, whether realized or unrealized, in such period and (ii) aggregate capital gains or other gains on the Company’s assets (including, for the avoidance of doubt, the value ascribed to any Credit Support Arrangement in the Company’s financial statements even if such value is not categorized as a gain therein), whether realized or unrealized, in such period.
(iii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ended on December 31, 2018, and is calculated at the end of each applicable year by subtracting (1) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Company’s cumulative aggregate realized capital gains, in each case calculated from August 2, 2018. If such amount is positive at the end of such year, then the Capital Gains Fee payable for such year is equal to 20% of such amount, less the cumulative aggregate amount of Capital Gains Fees paid in all prior years commencing with the calendar year ended on December 31, 2018. If such amount is negative, then there is no Capital Gains Fee payable for such year. If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.
For purposes of this Section 6(b)(iii):
The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.
The cumulative aggregate realized capital losses are calculated as the sum of the differences, if negative, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.

The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.
The accreted or amortized cost basis of an investment shall mean the accreted or amortized cost basis of such investment as reflected in the Company’s financial statements.
7. Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Adviser. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).
8. Duration and Termination.
(a) This Agreement shall become effective as of the Effective Date. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Company, (ii) by the vote of the Board of Directors, or (iii) by the Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 6 through the date of termination or expiration.
(b) This Agreement shall continue in effect for two years from the date of the Prior Agreement and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Non-Interested Directors in accordance with the requirements of the 1940 Act.
(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.
10. Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.
11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This

Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.
12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.
BARINGS BDC, INC., a Maryland corporation

By:
Name: Eric Lloyd Title: Chief Executive Officer

BARINGS LLC, a Delaware limited liability company

By:
Name: Eric Lloyd Title: Managing Director
[Signature Page to Investment Advisory Agreement]